QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.4

Form of

LIMITED LIABILITY COMPANY

INTEREST PURCHASE AGREEMENT

OF

METAL RESOURCES LLC

By and Among

Michigan Seamless Tube LLC

as the Company,

The Members of

Metal Resources LLC

as Sellers,

Atlas Industries Holdings LLC

as the Parent

and

Atlas Metal Acquisition Corp.

as Purchaser

October [    ], 2007

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF INTERESTS		1
	1.1	Purchase and Sale	1
	1.2	Purchase Price; Other Payments	1
	1.3	Payment of Purchase Price	2
	1.4	Working Capital/Purchase Price Adjustment	3
	1.5	Sales and Transfer Taxes	4
	1.6	Tax Withholding	4
	1.7	Closing	4
	1.8	Transactions and Documents at Closing	4
	1.9	Determination of Earnout Amount	6
2.	ADDITIONAL AGREEMENTS		10
	2.1	Purchaser's Access and Inspection	10
	2.2	Confidentiality	10
	2.3	Cooperation	10
	2.4	Expenses	11
	2.5	Sellers' Representatives	11
	2.6	Publicity	11
	2.7	Tax Matters	11
	2.8	Access	13
	2.9	Employee Benefits Continuation	13

i

3.	REPRESENTATIONS AND WARRANTIES OF METAL RESOURCES AND THE COMPANY		13
	3.1	Disclosure Schedules	13
	3.2	Organization and Compliance	13
	3.3	Capitalization of the Company	14
	3.4	Enforceability of Agreement	15
	3.5	No Inconsistent Obligations	15
	3.6	Consents	15
	3.7	Possession of Franchises, Licenses, Etc.	15
	3.8	Title to Properties	16
	3.9	Personal Property	16
	3.10	Real Property	16
	3.11	Authority to Conduct Business and Intellectual Property Rights	17
	3.12	Material Contracts	18
	3.13	Contingencies	19
	3.14	Taxes	19
	3.15	Employment and Labor Matters	20
	3.16	Employee Benefit Matters	21
	3.17	Environmental Matters	22
	3.18	Financial Statements	23
	3.19	Supplier and Customer Relationship	23
	3.20	Compliance with Laws	24
	3.21	Absence of Certain Changes	24
	3.22	Company Indebtedness	25
	3.23	Insurance	25
	3.24	Affiliate Transactions	25
4.	REPRESENTATIONS AND WARRANTIES OF SELLERS		26
	4.1	Authorization; No Inconsistent Agreements	26
	4.2	Ownership	26
	4.3	Litigation	26

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		26
	5.1	Organization	26
	5.2	Authorization; No Inconsistent Agreements	27
	5.3	No Brokers	27
	5.4	Investment Intent	27
6.	ADDITIONAL COVENANTS		27
	6.1	Business in the Ordinary Course	27
	6.2	No Material Changes	28
	6.3	Notification; Disclosure Schedules Update	28
	6.4	Non-Solicitation	29
	6.5	Consents	29
	6.6	Consent Order Compliance; Claims	29
7.	CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT		30
	7.1	Proceedings and Documents Satisfactory	30
	7.2	Compliance with Agreements and Conditions	30
	7.3	Representations and Warranties of Metal Resources and the Company	30
	7.4	Representations and Warranties of the Sellers	30
	7.5	Certificates of Company	30
	7.6	Certificate of Metal Resources	31
	7.7	Ancillary Acquisitions	31
	7.8	Management Services Agreements	31
	7.9	Offering	31
	7.10	Resolutions	31
	7.11	Deliveries	31
	7.12	Preferred Stock Assignment Agreement	31
	7.13	Consents	31
	7.14	No Material Adverse Change	31
	7.15	Injunction or Prohibition	31
	7.16	Company Indebtedness	31

8.	CONDITIONS TO OBLIGATIONS OF SELLERS, METAL RESOURCES AND THE COMPANY		32
	8.1	Representations and Warranties	32
	8.2	Compliance with Agreements and Conditions	32
	8.3	Certificate of Purchaser	32
	8.4	Resolutions	32
	8.5	No Inconsistent Requirements	32
	8.6	Governmental Approvals	32
	8.7	Offering	32
	8.8	Deliveries	32
	8.9	Preferred Stock Assignment Agreement	32
9.	INDEMNITIES		32
	9.1	Indemnification of Purchaser	32
	9.2	Indemnification of Sellers	33
	9.3	Defense of Claims	33
	9.4	Limitations of Indemnification	35
	9.5	Exclusive Remedy	37
	9.6	Non-Exacerbation	37
10.	SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS		38
	10.1	Survival	38
11.	TERMINATION		38
	11.1	Termination for Certain Causes	38
	11.2	Effect of Termination	39

12.	MISCELLANEOUS		39
	12.1	Notices	39
	12.2	Counterparts	40
	12.3	Knowledge	40
	12.4	Entire Agreement	40
	12.5	Assignment; Binding Effect	41
	12.6	Governing Law	41
	12.7	Partial Invalidity and Severability	41
	12.8	Waiver	41
	12.9	Headings	41
	12.10	Third-Party Beneficiaries	41
	12.11	Enforcement of Agreement	41
	12.12	Amendment	42
	12.13	Time of Performance	42
	12.14	Exclusive Jurisdiction; Waiver of Jury Trial	42
13.	INDEX OF DEFINITIONS		42

v

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
OF
METAL RESOURCES LLC

        THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT ("Agreement") is made and entered into as of October [    ], 2007, by and among ATLAS METAL ACQUISITION CORP., a corporation organized under the laws of the State of Delaware (the "Purchaser"), ATLAS INDUSTRIES HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware (the "Parent"), MICHIGAN SEAMLESS TUBE LLC, a limited liability company organized under the laws of the State of Delaware (the "Company"), METAL RESOURCES LLC ("Metal Resources"), a limited liability company organized under the laws of the State of Delaware, and the Members of Metal Resources set forth on the signature page hereto (collectively, the "Sellers").

W I T N E S S E T H:

        WHEREAS, Sellers are the owners of one hundred percent (100%) of the limited liability company membership interests in Metal Resources (the "Interests"); and

        WHEREAS, Metal Resources is the owner of one hundred percent (100%) of the limited liability company interests of the Company; and

        WHEREAS, the Company is engaged in the business of manufacturing, marketing and selling carbon and alloy seamless steel tubing (collectively, the "Business"); and

        WHEREAS, subject to the terms and conditions herein contained, Sellers desire to sell and transfer to Purchaser, and Purchaser desires to acquire from Sellers, all of the outstanding Interests; and

        WHEREAS, the Parent has filed a registration statement with the United States Securities and Exchange Commission for the initial public offering of its common shares (the "Offering"); and

        WHEREAS, simultaneously with the acquisition of the Interests contemplated hereby, the Parent will acquire, indirectly, the unlimited liability company interests of CanAmPac ULC (the "CanAmPac Acquisition") and the limited liability company interests of Forest Resources LLC (the "Forest Acquisition") and Capital Equipment Resources LLC (the "Pangborn Acquisition" and, together with the CanAmPac Acquisition and the Forest Acquisition, the "Ancillary Acquisitions");

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    PURCHASE AND SALE OF INTERESTS.

        1.1    Purchase and Sale.    Subject to the terms and conditions contained herein, Sellers agree to sell, transfer, convey, deliver and assign to Purchaser, and Purchaser agrees to purchase and acquire from Sellers on the Closing Date (as defined in Section 1.7 below), free and clear of any Encumbrances other than Permitted Restrictions, the Interests.

        1.2    Purchase Price; Other Payments.

          (a)   The purchase price payable by Purchaser to Sellers for the Interests (the "Purchase Price") shall be equal to (i) Seventy Five Million and No/100ths Dollars ($75,000,000) (the "Base Consideration"), minus (ii) Company Indebtedness outstanding as of the Closing Date, other than the Industrial Revenue Bonds (as defined in Section 1.4(a), below), plus or minus (iii) the amount of the Working Capital Adjustment, as calculated pursuant to Section 1.4, below, plus (iv) the amount of any Earnout Payment, as determined pursuant to Section 1.9, below.

          (b)   The Base Consideration shall be comprised of (i) Seventy Four Million One Hundred Thousand and No/100ths Dollars ($74,100,000) in cash (the "Cash Consideration"), and (ii) Nine Hundred Thousand and No/100ths Dollars ($900,000) in Series A Preferred Stock of the Purchaser

  ("Series A Preferred Stock") with the rights, privileges and obligations set forth in the Certificate of Designations relating thereto and attached as Exhibit B hereto (the "Stock Consideration").

          (c)   Metal Resources shall be entitled to distribute to Sellers, pro rata in immediately-available funds in accordance with the Metal Resources Third Amended and Restated Limited Liability Company Agreement (the "Metal LLC Agreement"), cash and cash equivalents held by it and the Company on the Closing Date, including the amount of any Expense Reimbursement Amount (as defined in Section 1.3(b), below) but excluding (i) cash and cash equivalents in any Company sinking fund for the Industrial Revenue Bonds, as defined below, and (ii) Restricted Cash (as set forth in the Non-current assets Section of Appendix 1.4(a).

        1.3    Payment of Purchase Price.

          (a)   At the Closing, Purchaser shall pay to Sellers, in immediately-available funds by wire transfer to accounts designated by the Sellers prior to the Closing Date, an aggregate amount equal to the Cash Consideration minus (i) Company Indebtedness outstanding as of the Closing Date, other than the Industrial Revenue Bonds, minus (ii) the amount of any Unsatisfied Seller Expenses, as such term is defined in Section 2.4, below (such net amount the "Initial Cash Purchase Price").

          (b)   At the Closing, Purchaser shall (i) pay to Metal Resources the sum of up to Seven Hundred Fifty Thousand and No/100ths Dollars ($750,000), reflecting sums previously paid by Metal Resources or the Company in conjunction with the Offering (the "Expense Reimbursement Amount"), as provided in the Letter of Intent between the Company and Purchaser dated August 21, 2007, (ii) on behalf of the Company, cause the Company Indebtedness other than the Industrial Revenue Bonds to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters, and (iii) on behalf of the Sellers, pay confirm, accrue, or otherwise discharge (or cause Metal Resources or the Company to do the same) the Unsatisfied Seller Expenses.

          (c)   Prior to the Closing, the Sellers other than Atlas Metal Holdings LLC, a Delaware limited liability company (the "Preferred Stock Seller") shall assign the right to receive the Stock Consideration to Preferred Stock Seller pursuant to the Preferred Stock Assignment Agreement, substantially in the form attached hereto as Exhibit C.

          (d)   At the Closing, and subject to the Preferred Stock Assignment Agreement, Purchaser shall deliver the Stock Consideration to the Preferred Stock Seller, or its assignee, in accordance with the Preferred Stock Purchase Agreement substantially in the form attached hereto as Exhibit D.

          (e)   In accordance with the provisions of Section 1.4, and at the time therein set forth, Purchaser shall pay to the Sellers or, as the case may be, Sellers shall pay to Purchaser, in immediately-available funds, that portion of the Working Capital Adjustment (as defined in Section 1.4 below), if any, as set forth in Section 1.4(e)(i) and (ii).

          (f)    As soon as practicable after the Adjustment Date (as defined in Section 1.4(c), below) Purchaser and Sellers shall determine in good faith, and in accordance with the provisions of Section 1.4 below, the final amount of the Purchase Price, as adjusted for the Final Closing Date Working Capital (as defined in Section 1.4(c), below).

          (g)   In accordance with Section 1.9, below, the Purchaser and Sellers shall calculate the Adjusted EBITDA and, if applicable, the Purchaser shall make payment of the Earnout Payment, as defined and as provided in Section 1.9.

        1.4    Working Capital/Purchase Price Adjustment.

          (a)   For purposes of this Agreement, the term "Working Capital" shall mean, as of a particular date, the working capital of the Company, which Working Capital shall be computed in accordance with the methods, formulae, prorations and reserves set forth in Appendix 1.4(a) attached hereto, and shall equal: (i) the aggregate amount of the current assets of the Company excluding cash and cash equivalents (but including cash and cash equivalents in any Company sinking fund for the Industrial Revenue Bonds), which is comprised of (A) the Company's notes and accounts receivable, net of reserves, (B) the Company's inventories of raw materials, work-in-process and finished goods or products and, useable or saleable in the ordinary course of Business, valued at the lower of cost or net realizable value (the "Inventories"), and (C) the value of the Company's prepaid expenses, security deposits and other assets that are likely to be converted into cash, sold, exchanged or expensed in the ordinary course of business within one (1) year from the date as of which the determination of the amount of working capital of the Business is made; minus the following amounts: (ii) the aggregate amount of the current liabilities of the Company, which is comprised of (A) the trade payables arising from the conduct of the Company in existence at the close of business on the last business day before the Closing Date, (B) the accrued liabilities of the Company in existence at the close of business on the last business day before the Closing Date (including accruals for ad valorem taxes with respect to the Company's assets and utility services), and (C) the current portion of the Industrial Revenue Bonds of Oakland County Development Corporation in the original issue amount of $9,000,000, including principal and accrued interest thereunder (the "Industrial Revenue Bonds"); provided, however, that any assets, liabilities or expenses related to the Offering, whether included in the Expense Reimbursement Amount or otherwise, shall not be included as liabilities for purposes of calculating the Closing Date Working Capital. The amounts of all items to be used in the calculation of Working Capital shall be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied with the past practices of the Company.

          (b)   Estimated Closing Date Working Capital. The Sellers and the Purchaser have estimated that the Company's Working Capital as of the Closing Date will be $9,925,000 (the "Estimated Closing Date Working Capital"), which amount has been computed in accordance with the methods, formulae, prorations and reserves set forth in Appendix 1.4(a) attached hereto, which amount sets forth the Company's estimated October 31, 2007 unaudited balance sheet. The Closing Date Working Capital range shall extend from an amount that is one million dollars ($1,000,000) less than the Estimated Closing Date Working Capital amount (the "Low-End Working Capital Estimate") to an amount that is one million dollars ($1,000,000) greater than the Estimated Closing Date Working Capital amount (the "High-End Working Capital Estimate").

          (c)   Within forty-five (45) days after the Closing Date (such actual date being the "Adjustment Date") Purchaser and the Seller Representative shall jointly prepare a statement of the Working Capital of the Company as of the close of business on the last day before the Closing Date (the "Statement"), which Statement shall (i) have been prepared, in accordance with GAAP consistently applied and in accordance with the provisions of Appendix 1.4(a) , and (ii) set forth the Working Capital of the Company as of the close of business on the last business day before the Closing Date (the "Final Closing Date Working Capital"). The Final Closing Date Working Capital as set forth in the Statement shall be final and binding upon the Purchaser and the Sellers, and the amount of the Working Capital Adjustment, if any, shall be disbursed in accordance with the provisions of Section 1.4(e), below.

          (d)   The Working Capital Adjustment (the "Working Capital Adjustment") shall be determined as follows:

            (i)    if the Final Closing Date Working Capital is greater than the High-End Working Capital Estimate, then the Working Capital Adjustment will be a positive amount equal to the amount of such excess; and

            (ii)   if the Final Closing Working Capital is less than the Low-End Working Capital Estimate, then the Working Capital Adjustment will be a negative amount equal to the amount of such difference.

          (e)   Within ten (10) days following the date of the delivery of the Statement, the Working Capital Adjustment, if any, shall be paid in the following instances:

            (i)    to Sellers, pro rata in immediately-available funds in accordance with the Metal LLC Agreement by wire transfer to accounts designated by the Sellers, in an aggregate amount equal to the amount, if any, by which the Final Closing Date Working Capital exceeds the High-End Working Capital Estimate, together with interest accrued on such excess amount at the prime rate of interest published in the Wall Street Journal ("Prime Rate"), changing as such published Prime Rate changes from time to time; or, alternatively;

            (ii)   to Purchaser, in immediately-available funds in an amount equal to the amount, if any, by which the Final Closing Date Working Capital is less than the Low-End Working Capital Estimate, together with interest accrued on such deficit amount at the Prime Rate.

In the event that the Final Closing Date Working Capital is between the Low-End Working Capital Estimate and the High-End Working Capital Estimate, there shall be no Working Capital Adjustment.

        1.5    Sales and Transfer Taxes.    Purchaser and Sellers shall each be responsible for and shall pay fifty percent (50%) of sales, use, excise, transfer, stamp, value added and similar Taxes or fees (including recording fees, but excluding income or capital gains Taxes) imposed by any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority (collectively, a "Governmental Authority") in any jurisdiction in connection with the purchase and sale of the Interests contemplated hereby.

        1.6    Tax Withholding.    Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder or any provision of state, local or foreign Tax Law. To the extent such amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding were made.

        1.7    Closing.    The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Purchaser's counsel, located at 600 Thirteenth Street N.W., Washington, D.C. 20005, at 10:00 a.m. Eastern Standard Time on the date on which all conditions to Closing contained in Sections 6 and 7 have been satisfied (the "Closing Date").

        1.8    Transactions and Documents at Closing.

          (a)   At the Closing:

            (i)    Sellers shall convey to Purchaser the Interests, free and clear of any and all Encumbrances other than the Permitted Restrictions (each as hereinafter defined in Section 3.3), and in furtherance thereof Sellers shall deliver to Purchaser an executed Member

    Interest Power in substantially the form attached hereto as Exhibit A ("Member Interest Power");

            (ii)   Preferred Stock Seller shall deliver to Purchaser a duly authorized and executed Preferred Stock Purchase Agreement, pursuant to which Preferred Stock Seller shall assign its right to receive the Stock Consideration in exchange for the consideration set forth in the Preferred Stock Purchase Agreement;

            (iii)  The Sellers shall deliver to Purchaser a duly authorized and executed Preferred Stock Assignment Agreement;

            (iv)  At the Closing, Sellers shall deliver to Purchaser:

              (A)  certificates representing the Interests, accompanied by Member Interest Powers duly executed in blank or such other duly executed instruments of transfer as may be reasonably requested by the Purchaser;

              (B)  certified copies of the Certificates of Formation and Limited Liability Company Agreements of Metal Resources and the Company, each as amended to date;

              (C)  written resignations of all of the managers and officers of Metal Resources;

              (D)  releases from any Person that shall be paid Unsatisfied Seller Expenses pursuant to Section 1.2(a) and the Payoff Letters reflecting all outstanding Company Indebtedness to be repaid at Closing and any necessary UCC termination statements or other releases as may be reasonably required to evidence the satisfaction of Company Indebtedness;

              (E)  each of the consents as set forth on Schedule 3.6;

              (F)  certificates of good standing for Metal Resources and the Company issued by the Secretary of State of the State of Delaware;

              (G)  a certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Sections 6.2 and 6.3 have been satisfied;

              (H)  all other documents, instruments and writings reasonably requested by Purchaser (not less than five (5) business days prior to Closing) that are to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement, or otherwise in connection herewith; and

            (v)   In addition to the Assignment and Assumption Agreement described in Section 1.8(a)(i) above, at the Closing, Purchaser shall deliver to the Sellers:

              (A)  the Initial Cash Purchase Price;

              (B)  the Stock Consideration;

              (C)  certificates of good standing for each of the Purchaser and Parent issued by the Secretary of State of the State of Delaware;

              (D)  duly adopted resolutions of the Board of Directors of Purchaser, certified by Purchaser's Secretary or Assistant Secretary, dated the Closing Date, authorizing and approving the execution of this Agreement, the purchase of the Interests and all other action necessary to enable Purchaser to comply with the terms hereof;

              (E)  duly adopted resolutions of the Board of Managers of Parent, certified by Parent's secretary or assistant secretary, dated as of the Closing Date, authorizing and approving the execution of this Agreement, the purchase of the Interests by Purchaser and all other action necessary to enable Parent to comply with the terms hereof;

              (F)  certificates from officers of each of Purchaser and Parent, given by him or her on behalf of Purchaser and Parent, respectively, and not in his or her individual capacity, to the effect that the conditions set forth in Sections 6.2 and 6.3 have been satisfied; and

            (vi)  Sellers (other than the Preferred Stock Seller) shall deliver to Preferred Stock Seller a duly authorized and executed Preferred Stock Assignment Agreement;

          (b)   All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

          (c)   Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances, assurances and take such other actions as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, the Interests, or otherwise to satisfy and perform the obligations of such party hereunder.

        1.9    Determination of Earnout Amount.

          (a)   Within sixty (60) days following (i) the 12-month period ending March 31, 2008 (the "First Earnout Period") and (ii) the 12-month period ending December 31, 2008 (the "Second Earnout Period"), Purchaser shall deliver to the Sellers' Representatives copies of the Company's unaudited financial statements for the respective Earnout Period together with a calculation of the Adjusted EBITDA of the Company for such Earnout Period, together with supporting documentation reflecting the calculation thereof (the "Adjusted EBITDA Report"). The Sellers shall be entitled to (x) a payment of $5,000,000 (the "First Earnout Amount") from Purchaser in the event that Adjusted EBITDA for the First Earnout Period is equal to or in excess of $15,000,000 (the "EBITDA Minimum"), and (y) a payment of $5,000,000 (the "Second Earnout Amount", and together with the First Earnout Amount, if any, collectively the "Earnout Payment") from Purchaser in the event that Adjusted EBITDA for the Second Earnout Period is equal to or in excess of the EBITDA Minimum. As amplification and not limitation of the foregoing, the parties hereby agree that (I) subject to final adjustment pursuant to fiscal year-end audits, the results of which shall be conclusive and binding on the parties hereto for purposes of inclusion in the Adjusted EBITDA calculations, Adjusted EBITDA for each of the three (3) month periods ended June 30, 2007 and September 30, 2007 was $4,295,000 and $4,278,000, respectively, as calculated on Appendix 1.9(a)(I), and (II) if the EBITDA Minimum is achieved at the end of both twelve-month periods referenced in the preceding sentence, the Sellers shall receive a total of $10,000,000 pursuant to this provision.

          (b)   Within ten (10) days of the final determination of the Adjusted EBITDA for the First Earnout Period pursuant to Section 1.9(d) below, Purchaser shall pay the First Earnout Amount, if any, to the Sellers in immediately-available funds by wire transfer to accounts designated by the Sellers; provided, however, that upon written notice by the Sellers' Representatives, Purchaser agrees to cause Metal Resources or the Company to pay such portion of the First Earnout Amount to such management-level employees, agents, contractors or representatives of Metal Resources or the Company as may be determined by the Sellers' Representatives, in their discretion.

          (c)   Within ten (10) days of the final determination of the Adjusted EBITDA for the Second Earnout Period pursuant to Section 1.9(d) below, Purchaser shall pay the Second Earnout Amount, if any, to the Sellers in immediately-available funds by wire transfer to accounts designated by the

  Sellers; provided, however, that upon written notice by the Sellers' Representatives, Purchaser agrees to cause Metal Resources or the Company to pay such portion of the Second Earnout Amount to such management-level employees, agents, contractors or representatives of Metal Resources or the Company as may be determined by the Sellers' Representatives, in their discretion.

          (d)   The Sellers' Representatives shall have until the thirtieth (30th) day following the date of receipt of each Adjusted EBITDA Report (the "Objection Date") to review the calculation of Adjusted EBITDA for the respective Earnout Period and object to it. During such thirty (30) day review period, Purchaser shall make available to the Sellers' Representatives and their representatives all necessary books and records of Metal Resources and the Company for the purpose of confirming the Adjusted EBITDA. If the Sellers' Representatives do not deliver a written objection to the calculation of the Adjusted EBITDA (a "Notice of Disagreement") to Purchaser on or before the Objection Date, Purchaser's calculation of the Adjusted EBITDA shall become final and binding on the parties hereto. In the event a Notice of Disagreement is delivered to Purchaser on or prior to the Objection Date, and Purchaser and the Sellers' Representatives are not able to agree upon the computation of the Adjusted EBITDA within thirty (30) days after delivery of such Notice of Disagreement, then the matters giving rise to the Notice of Disagreement shall be resolved by Deloitte & Touche LLP (the "Accountant"). The Accountant's determination of the Adjusted EBITDA shall be made within thirty (30) days of such firm's retention and shall be binding on the parties hereto. In resolving any disputed item, the Accountant (i) shall be bound by the provisions of this Section 1.9, and (ii) shall limit its decision to such items as are in dispute. The fees, costs and expenses of the Accountant shall be borne (A) fifty percent (50%) by Purchaser, and (B) fifty percent (50%) by the Sellers. The Purchaser and the Sellers' Representatives shall make available to the Accountant all relevant information, books and records and any work papers, schedules and calculations relating to the calculation of Adjusted EBITDA, and all other items and personnel reasonably requested by the Accountant.

          (e)   For purposes of calculating the Earnout Amount, "Adjusted EBITDA" shall mean, with respect to any period, the sum of: the net income (loss) of the Company and Metal Resources on a consolidated basis for such period, plus, without duplication, and to the extent deducted from net income (loss), net interest expense, income tax expense, amortization expense, depreciation expense, extraordinary losses, and any non-cash charges, minus, to the extent included in computing net income (loss), extraordinary gains and non-cash gains for such period; provided, that Adjusted EBITDA (x) and the components thereof shall be calculated utilizing financial statements prepared in accordance with GAAP, together with adjustments thereto, and applied on a basis consistent with the past practices of Metal Resources and the Company, (y) shall be calculated as if the Company is a stand-alone entity, and (z) shall exclude the following:

            (i)    any allocations from Parent or Purchaser to Metal Resources or the Company resulting from expense items which were not historically borne by Metal Resources or the Company;

            (ii)   financing costs, including capitalized leases, management fees and Indebtedness incurred, modified or extinguished by or on behalf Metal Resources or the Company on or after the Closing; provided, however, that management fees or other senior executive compensation will not be excluded from the determination of Adjusted EBITDA to the extent such amounts are consistent (in type and amount) with those management fees and compensation included in the computation of the Company's unaudited June 30, 2007 and September 30, 2007 pro forma results described in Section 1.9(a)(I), above, in each case calculated over the appropriate time period for which any such management fee is to be paid;

            (iii)  the effects of purchase or "push down" accounting that would result from the acquisition of Metal Resources and the Company by Purchaser and the write-up of assets or establishment of goodwill, if any, done in connection therewith or for any expenses of Purchaser, Metal Resources, the Company or the Sellers as a result of transaction-related expenses incurred as a result of the transactions contemplated by this Agreement;

            (iv)  any amount that is paid in connection with any Tax sharing agreements for the benefit of the Parent or any member of its consolidated group;

            (v)   any gains or losses from the sale or other disposition of property, plant and equipment outside the ordinary course of business;

            (vi)  any equity-based compensation expense;

            (vii) any gain, loss, income or expense resulting from a change in the Company's accounting principles or the method used in applying them (both as defined in APB 20) or a change in GAAP or any GAAP election or treatment not made or used by the Company in the Audited Financial Statements for fiscal year ended on December 31, 2006; provided, however, that the Company's Adjusted EBITDA shall be calculated according to the FIFO method of inventory valuation, consistent with the calculation of Adjusted EBITDA as prepared in Appendix 1.9(a)(I) and set forth in Section 1.9(a)(I) hereof;

            (viii) the write-off of any trademark, goodwill or other intangible asset of the Company as a result of the impairment thereof;

            (ix)  the cost of any computer, management information system or software upgrade or expense outside of the ordinary course of business; provided, however, that in no event shall any such expense in excess of $20,000 for any twelve-month period be included in the calculation of Adjusted EBITDA;

            (x)   any management fees paid by the Company or Metal Resources to Atlas FRM LLC, Atlas Industries Management LLC, GarMark Partners, L.P., or any of their respective Affiliates;

            (xi)  any recruiting, bonus, severance or other compensation or expense paid or incurred in connection with the hiring, retention or termination of executive officers or management of the Company or Metal Resources;

            (xii) any gain or loss resulting from any transaction between the Company and the Parent, the Purchaser, Metal Resources or any of their Affiliates on terms materially different than those that could be obtained in a third-party arms-length transaction;

            (xiii) any legal, accounting, banking or other fees or expenses incurred by Metal Resources or the Company in connection with this Agreement (including the determination of Adjusted EBITDA, whether by the parties hereto or the Accountant) or the Offering;

            (xiv) any legal or accounting expenses necessitated by or incurred for compliance with the Sarbanes-Oxley Act of 2002 or the Securities Exchange Act of 1934;

            (xv) any legal and accounting fees and costs and other expenses incurred by the Company in connection with any other previous unconsummated sale of the Company transaction (including any filing fees and broker fees previously paid under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended);

            (xvi) the payment of the First Earnout Amount and/or the Second Earnout Amount; and

            (xvii) the payment of the EEOC settlement described and in the amount set forth on Schedule 3.12 hereto.

          (f)    In calculating Adjusted EBITDA, intercompany sales of products of Metal Resources or the Company, if any, to Parent or Purchaser shall be calculated at a gross margin comparable to the gross margin obtained on sales to unrelated third parties. In addition, if any of the Parent, the Purchaser or Metal Resources imposes on the Company, without the prior written consent of the Sellers' Representatives, any new line of business, product or technology that is materially different from the line of business, product and technology the Company is now engaged in, then the new business, product or technology will be accounted for in a manner that will allow all related income and expense matters to be excluded from Adjusted EBITDA.

          (g)   Except as set forth in subsection (iv) below, from the Closing Date until December 31, 2008, unless otherwise agreed to by the Sellers' Representatives, each of Parent and Purchaser agree to:

            (i)    cause the Parent to continue to operate the business of the Company and Metal Resources on a basis that is consistent with the manner with respect to which the business of the Company and Metal Resources is operated as of the date of this Agreement; provided, that the foregoing shall not prohibit or otherwise limit, in any manner whatsoever, Purchaser's ability to make improvements, expand capacity, acquire additional businesses and any other similar activities with respect to the Company or Metal Resources or to take any action consistent with the Company's or Metal Resources' current business, operational, management and acquisition strategy;

            (ii)   cause the Company to be maintained as a separate stand-alone subsidiary and, subject to clause (g)(vi) below, not sell, assign or otherwise transfer any material portion of the Company's assets;

            (iii)  cause each employee of Metal Resources or the Company other than Russ or Kathleen Maier to devote substantially all of his or her time to the business and operations of Metal Resources or the Company;

            (iv)  maintain separate books and records for Metal Resources and the Company, consistent with past practices (except for changes necessitated by law as a result of the Offering), and permit the Sellers' Representatives and their representatives to inspect such books and records, upon reasonable advance notice commencing December 31, 2007 through the date of final resolution of any Earnout Payment obligation and not more frequently than once per quarter; provided, that the foregoing access limitation shall not apply in the event a Sellers' Representative disputes the Adjusted EBITDA Report or the calculation thereof, and Sellers' Representatives and their representatives shall thereafter be provided access (upon reasonable advance notice) as may be reasonably required by Sellers;

            (v)   provide reasonable access to employees and representatives (including internal and independent accountants and advisors) of Purchaser, the Company and Metal Resources, to discuss such Adjusted EBITDA calculations;

            (vi)  maintain Metal Resources and the Company as a separate business and not combine, merge or consolidate it (except together or with Purchaser or another Affiliate of Parent; provided that with respect to any such combination, merger or consolidation, Parent will continue to maintain separate books and records for the business of Metal Resources and the Company) or liquidate it or, except in the ordinary course of business, sell or otherwise dispose of its assets (except to Parent or another subsidiary of Parent; provided that with respect to any such sale, transfer or disposition, or any sale, exchange or other disposition of equity interests in Metal Resources or the Company, Parent will continue to maintain separate books and records for business of Metal Resources and the Company and shall calculate the results of operation of Metal Resources and the Company during the First Earnout Period and Second Earnout Period, as applicable, as if such transfer shall not have occurred);

            (vii) not intentionally take or fail to take any actions, the purpose of which is intended to or would reasonably be expected to deprive the Sellers of the benefits provided by this Section 1.9.

2.    ADDITIONAL AGREEMENTS.

        2.1    Purchaser's Access and Inspection.    Subject to the Purchaser's confidentiality obligations set forth below and in the Confidentiality Agreement dated effective September 30, 2007 between Purchaser and Metal Resources, each of Metal Resources and the Company shall provide Purchaser and its authorized representatives reasonable access during normal business hours from and after the date hereof until the Closing to the Company and the books and records of the Company, the employees of the Company set forth on Schedule 2.1(a) and the customers and suppliers of the Company set forth on Schedule 2.1(b), for the purpose of making such investigation as Purchaser may desire, including, without limitation, having surveys and environmental studies made of the Company's Real Property, as such term is defined in Section 3.10(a) below, which shall be limited to a Phase I environmental site assessment, and Metal Resources and the Company shall furnish Purchaser such other information concerning the Company or the Business as Purchaser may reasonably request. Purchaser will bear the cost of conducting the Phase I environmental site assessment or any environmental due diligence and, at the request of Sellers, will provide Metal Resources and Sellers with copies of all written environmental reports received by Purchaser. Such reports and analysis shall be kept confidential by the parties hereto and not disclosed to any person, firm, entity, agency or regulatory body (a) by Purchaser prior to the consummation of the Offering without the prior written consent of Sellers, which consent shall not be unreasonably withheld; provided, however, that Purchaser shall be entitled to disclose such reports and analysis or a summary thereof to prospective sources of financing or in filings with any Governmental Authority required to be made in connection with the Offering, or (b) by Sellers thereafter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. The reporting of any findings in the environmental reports or analysis required by Law to be disclosed to any agency or regulatory body shall be the sole responsibility of Metal Resources and the Company until the sale of the Interests shall have been consummated at the Closing and thereafter shall be the sole responsibility of Purchaser.

        2.2    Confidentiality.    If the transactions contemplated herein are not consummated, then Purchaser shall return to Metal Resources and Sellers or destroy all documents and other written information furnished to Purchaser or its representatives by Sellers, Metal Resources or the Company, and Purchaser shall not reveal to any third party any of Sellers', Metal Resources' or the Company's trade secrets or other confidential business information; provided, however, that the obligations of Purchaser hereunder shall not apply to:

          (a)   any information which was known to Purchaser prior to its disclosure by Sellers;

          (b)   any information which was in the public domain prior to the disclosure thereof by Metal Resources or the Company to Purchaser;

          (c)   any information which comes into the public domain through no fault of Purchaser;

          (d)   any information which is disclosed to Purchaser by a third party (which term shall not include the counsel, accountants and other non-employee representatives of Metal Resources or the Company) having the legal right to make such disclosure; or

          (e)   any information which is required to be disclosed by order of any court or other tribunal of competent jurisdiction.

        Notwithstanding the foregoing, Purchaser agrees that prior to any affirmative disclosure pursuant to subparagraphs (a) through (e) above, Purchaser shall notify Sellers at least five (5) business days in advance of such disclosure.

        2.3    Cooperation.    The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby.

        2.4    Expenses.    All expenses incurred by Purchaser in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Purchaser, shall be paid by Purchaser. Subject to Sections 1.3 and 1.4, above, and except as set forth on Schedule 2.4 hereto, (a) expenses incurred by Sellers, Metal Resources or the Company in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, any agents, representatives, counsel and accountants for Sellers, Metal Resources or the Company (collectively, the "Seller Expenses") shall be paid by Sellers, and shall not constitute liabilities of Metal Resources or the Company; provided, however, to the extent that any Seller Expenses are not paid in full prior to Closing (the "Unsatisfied Seller Expenses"), such Unsatisfied Seller Expenses shall be included in the calculation of the Initial Cash Purchase Price, and (b) except as provided herein, each party hereto represents and warrants that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated herein, and each party shall indemnify the other party and hold them harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

        2.5    Sellers' Representatives.    Each of the Sellers hereby irrevocably appoints a representative from each of GarMark Partners, L.P. and Northwood Ventures LLC, and each of them individually, to act as attorneys-in-fact and representatives for the Sellers (together, the "Sellers' Representatives" and individually, a "Sellers' Representative"), to do any and all things and to execute any and all documents, in the Sellers' name, place and stead, in any way which each of the Sellers could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including to accept on the Sellers behalf any amount or promissory note payable to any of the Sellers under this Agreement, or to amend, cancel or extend, or waive the terms of this Agreement. The Purchaser shall be entitled to rely, as being binding upon the Sellers, upon any document or other paper believed by the Purchaser to be genuine and correct and to have been signed by a Sellers' Representative, and the Purchaser shall not be liable to any of the Sellers for any action taken or omitted to be taken by the Purchaser in such reliance. The Sellers' Representatives shall have the sole and exclusive right on behalf of the Sellers to take any action or provide any waiver pursuant to Sections 1.8, 2.5, or 6.6, Articles 8 or 9.

        2.6    Publicity.    Except as required by applicable Law (as defined in Section 3.20) or rules and regulations of any securities exchange upon which securities of any party are publicly traded, all press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of the parties hereto. Notwithstanding anything to the contrary, Purchaser and Parent shall each be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to its and its Affiliates' investors, (b) to authorized representatives and employees of Purchaser or its Affiliates, (c) in connection with summary information about Purchaser's or any of Purchaser's Affiliates' financial condition, (d) to any of Purchaser's Affiliates, auditors, attorneys, financing sources, potential investors or other agents, and (e) as required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that in the case of disclosures made pursuant to clauses (a) through (e), the recipient is informed of the confidential nature of such information.

        2.7    Tax Matters.

          (a)   Sellers shall prepare or cause to be prepared and file or cause to be filed all tax and/or information returns for Metal Resources and the Company for all periods ending on or before the Closing Date, regardless of when they are to be filed. Sellers shall pay any Taxes (as defined in Section 3.14(a)) attributable to Metal Resources with respect to such periods.

          (b)   Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to Metal Resources' or the Company's operation for all taxable periods ending subsequent to the Closing Date. Purchaser shall pay the full amount of any Taxes attributable to Metal Resources for taxable periods beginning after the Closing Date. Sellers shall be responsible for and shall pay a portion of all Taxes which are attributable to the taxable period which begins before the Closing Date and ends after the Closing Date that were not paid or accrued at or prior to the Closing Date or taken into account in determining the Working Capital Adjustment, which portion shall be (i) in the case of Taxes that are based upon or related to income or gross receipts or sales or use Taxes, deemed equal to the amount that would be payable if the taxable period ended with the Closing Date; and (ii) in the case of any Taxes other than those Taxes based upon or related to income or gross receipts or sales or use Taxes, deemed to be the amount of such Taxes for the taxable period, multiplied by a fraction the numerator of which is the total number of days in such taxable period from the beginning of such taxable period up to and including the Closing Date, and the denominator of which is the total number of days in such taxable period.

          (c)   Each party hereto shall, and shall cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return (as defined in Section 3.14(a)), amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or, subject to subsection (d), below, in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually-convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of filing such Tax Returns. Any Tax Return to be prepared pursuant to the provisions of this Section 2.7 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Law or fact. For purposes of this Agreement, the term "Affiliate" or "Affiliates," with respect to any person, shall mean any person controlling, controlled by, or under common control with such person, and "control" means, with respect to any person, the ability to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

          (d)   Each party hereto shall, on receiving a notice of audit of the Company, from any federal, state, local, or foreign government or any agency or political subdivision of any such government, notify the other party. Should the audit impact years or periods up to and including the Closing Date, the Sellers shall have the right to participate in any such audit.

          (e)   The parties hereto agree to treat the sale of Metal Resources' equity interests as a purchase of all of the assets of Metal Resources and an assumption of all of the liabilities of Metal Resources for U.S. federal and state income tax purposes in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432.

          (f)    The parties agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code. Such allocation shall be mutually agreed upon between Purchaser and Seller and shall set forth on a schedule the fair market values of Metal Resources' assets and liabilities in a manner sufficient to calculate the amount of gain characterized as ordinary income under Section 751 of the Code and the allocation pursuant to Code Sections 755 and 1060 and the U.S. Treasury Regulations thereunder (and any provision of state, local or foreign law, as appropriate), which allocation shall be binding on the Sellers and Metal Resources and the Company for all purposes. The parties recognize that the Purchase Price (a) shall be computed for purposes of the allocation required by this Section 2.7 utilizing any Working Capital Adjustment, and (b) does not include the Purchaser's acquisition expenses and that Purchaser shall allocate such expenses appropriately. The parties agree to act in accordance with the allocations as determined pursuant to Section 1.2 and this Section 2.7 in any relevant tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of federal, state and local law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

          (g)   For the avoidance of doubt, all Tax items arising from the payment of Indebtedness of Metal Resources or the Company on the Closing Date shall, to the extent allowable under applicable law, be reflected on the final U.S. partnership Tax Return of Metal Resources. The Purchaser, the Sellers and Metal Resources shall report, act and file Tax Returns in all respects and for all purposes consistent with the immediately-preceding sentence. None of the Purchaser, the Sellers or Metal Resources shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with this paragraph unless required to do so by applicable law.

        2.8    Access.    The Purchaser and Parent hereby agree that, for a period of three (3) years after the Closing, Sellers or their representatives shall have reasonable access to records of Metal Resources and the Company which are necessary for the Sellers' compliance with Tax Law or other legitimate business purposes (including, without limitation, in connection with litigation) upon reasonable prior notice at reasonable times during regular business hours. Such access shall include an opportunity to make photocopies of such records (at the requesting party's expense). Sellers and their representatives shall maintain the confidentiality of the contents of such records.

        2.9    Employee Benefits Continuation.    For a period of not less than one (1) year from and after the Closing Date, Purchaser shall (or shall cause the Company to) provide to the Company's employees who are actively employed on the Closing Date (hereafter, the "Continuing Employees") with employee benefits (including severance benefits but excluding equity-based compensation) and base compensation substantially comparable in the aggregate to those provided by the Company and/or Metal Resources immediately prior to the Closing Date. Without limiting the scope of the immediately-preceding sentence, Purchaser and Parent shall cause any new group medical plan maintained by the Company as of, or immediately following, the Closing Date to (a) make available or continue medical coverage under such plan to each Continuing Employee in accordance with the terms of such plan, as applicable, (b) waive or cause to be waived any preexisting condition exclusions and restrictions to the extent such exclusions and restrictions were not imposed with respect to such Continuing Employee under a corresponding Plan, and (c) credit such Continuing Employee, for the calendar year during which such coverage under such group medical plan begins, with any co-payments, deductibles and payments made towards out-of-pocket maximums already incurred under the corresponding Plan during the Plan year of the corresponding Plan in which the Closing Date occurs.

3.    REPRESENTATIONS AND WARRANTIES OF METAL RESOURCES AND THE COMPANY.    To induce Purchaser and Parent to enter into this Agreement and Purchaser to purchase the Interests, Metal Resources and the Company hereby represent and warrant to Purchaser as follows:

        3.1    Disclosure Schedules.    Attached hereto are the Sellers' disclosure schedules (collectively, the "Disclosure Schedules") containing certain information regarding Sellers, Metal Resources, the Company and the Business as indicated at various places in this Agreement. The information contained in the Disclosure Schedules shall be deemed to be part of and qualify the representations and warranties of Metal Resources and the Company contained in this Section 3. Unless otherwise indicated, all capitalized terms used in the Disclosure Schedules shall have the meanings as in this Agreement.

        3.2    Organization and Compliance.    Each of Metal Resources and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal offices and places of business at the locations specified in Schedules 3.2(a)

and (b), respectively. Except for Metal Resources' ownership of the Company Membership Interests (as defined in Section 3.3, below), neither Metal Resources nor the Company has any interest, direct or indirect, nor does Metal Resources or the Company otherwise control, directly or indirectly, or have any equity participation, directly or indirectly, nor have any commitment or right to purchase or otherwise acquire any interest, direct or indirect, or obligation to provide funds to or make any investment in any other corporation, limited liability company, partnership, joint venture or other business enterprise. Each of Metal Resources and the Company has all requisite limited liability company power and authority and is entitled to own or lease its properties, and in the case of the Company, to carry on the Business as and in all places where such Business is now conducted and such properties are owned or leased. Each of Metal Resources and the Company is duly licensed, in good standing and qualified or domesticated as a foreign limited liability company in the jurisdictions listed in Schedule 3.2(c), which are the only jurisdictions where the character of the property owned by it or the nature of the Business makes such license, qualification or domestication necessary, except where the failure to be so licensed, in good standing and qualified or domesticated would not be material to Metal Resources or the Company. Except for the ownership of the Company Membership Interests, Metal Resources (i) is not actively involved in any other business or operations, and (ii) it does not own any material assets, including any interest in real property.

        3.3    Capitalization of the Company.    The authorized Interests of Metal Resources consist of: (i) 400,000 Series A Preferred Units, of which 400,000 are issued and outstanding, (ii) 400,000 Series A-1 Preferred Units, of which 400,000 are issued and outstanding, (iii) 400,000 Series B Preferred Units, of which 400,000 are issued and outstanding, (iv) 259,261 Series D Preferred Units, of which 259,261 are issued and outstanding, and (v) 258,484 Series C Common Units, of which 258,484 are issued and outstanding. All of the issued and outstanding Interests were duly authorized and validly issued and are fully paid and nonassessable. None of the issued and outstanding Interests were issued in violation of any Law. The Sellers collectively are and will be at the Closing the record and beneficial owners and holders of all of the issued and outstanding Interests, free and clear of all Encumbrances other than the Permitted Restrictions, as defined below. Except as set forth on Schedule 3.3, there are no contracts relating to the issuance, sale or transfer of any Interests or other equity or equity-based securities of the Company. Metal Resources owns one hundred percent (100%) of the limited liability company membership interests of the Company ("Company Membership Interests"). The Interests and the Company Membership Interests are validly issued and outstanding and are owned beneficially and of record by Sellers and Metal Resources, respectively, free and clear of any mortgage, security interest, pledge, lien, charge, claim, lease, conditional sale or other title retention agreement, easement, limitation, commitment, encroachment, restriction or other encumbrance (each an "Encumbrance" and collectively, the "Encumbrances") other than as provided in Metal Resources' and the Company's Certificates of Formation, the Metal LLC Agreement, the Company's Limited Liability Company Agreement ("Company LLC Agreement"), the Delaware Limited Liability Company Act, as amended, the Securities Act of 1933, as amended, and any state securities laws (collectively, the "Permitted Restrictions"). Except as set forth on Schedule 3.3, no limited liability company membership interests of Metal Resources or the Company are reserved for issuance, and there are no issued and outstanding contracts, demands, commitments, options, warrants, rights of first refusal, offers, subscriptions, preemptive rights, claims of any character or other agreements or understandings to which Metal Resources or the Company is bound relating to the limited liability company membership interests of Metal Resources or the Company (including, without limitation, the Interests or the Company Membership Interests) or pursuant to which Metal Resources or the Company is or may become obligated to sell, transfer, assign, issue or exchange any limited liability company membership interests, or by which any person or entity has any right to acquire an interest in any limited liability company membership interests of Metal Resources or the Company. Except as provided in the Metal LLC Agreement or Company LLC Agreement, or as set forth on Schedule 3.3, no portion of the Interests or the Company Membership Interests are subject, and neither Sellers nor Metal Resources is a party to, any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

        3.4    Enforceability of Agreement.    Metal Resources and the Company each have the full limited liability company power and authority to enter into and execute and deliver this Agreement, and all other certificates, agreements or documents contemplated herein, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement and all transactions required hereunder to be performed by Metal Resources and the Company have been duly and validly authorized and approved by all necessary limited liability company action on the part of Metal Resources and the Company. This Agreement constitutes and when executed and delivered all other certificates, agreements or documents contemplated herein will constitute, the valid and legally binding obligation of Metal Resources and the Company, subject to general equity principles, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

        3.5    No Inconsistent Obligations.    Except for the Required Consents (as hereinafter defined in Section 3.6) or as otherwise disclosed in Schedule 3.6 (and except for matters regarding the Environment or Environmental and Safety Laws (collectively, "Environmental Provisions"), the sole representations and warranties in respect of which are set forth only in Section 3.17 hereof), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (a) violate any applicable judgment, decisions, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on Metal Resources or the Company, or their respective property under applicable Law; (b) result in a violation or breach of, or constitute a default under or give rise to any right of termination, cancellation, modification of, acceleration with respect to, or result in the obligation to make any payment (including, without limitation, any change of control, severance or similar payments) pursuant to any agreement, understanding or arrangement to which Metal Resources or the Company is party or result in the creation of any Encumbrance upon the assets of the Business under any term or provision of: (i) the Certificates of Formation of Metal Resources or the Company, the Metal LLC Agreement, the Company LLC Agreement or any similar agreement of Metal Resources or the Company, or (ii) any lease, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment of Metal Resources or the Company, or (iii) any other commitment or restriction, in each case to which Metal Resources or the Company is a party or by which any of Metal Resources' or the Company's assets are subject or bound.

        3.6    Consents.    Except as set forth on Schedule 3.6, the execution and delivery of this Agreement by Metal Resources and the Company, and the consummation of the transactions contemplated by this Agreement, do not require the consent, registration, approval or action of, or any filing with or notice to: (a) any Governmental Authority; or (b) any person, firm or other entity pursuant to or under any lease, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment to which any of Metal Resources or the Company is a party, or by which any of Metal Resources' or the Company's assets is subject or bound (such consents set forth in Schedule 3.6, the "Required Consents").

        3.7    Possession of Franchises, Licenses, Etc.    Except as set forth in Schedule 3.7, the Company holds all material permits, licenses, registrations, franchises, approvals, exemptions and other authorizations ("Permits") necessary to own, lease or otherwise operate the Business as presently conducted by the Company. Except as set forth on Schedule 3.7, all of the Permits are valid and are in full force and effect and no event of default has occurred relating thereto. All such Permits are set forth on Schedule 3.7 (except for Permits issued under or pursuant to applicable Environmental Laws which are set forth in Schedule 3.17).

        3.8    Title to Properties.    The Company has good and marketable title to all of its assets, real and personal, moveable and immovable, tangible and intangible, necessary for the conduct of the Business as presently conducted, free and clear of any Encumbrances, other than those Encumbrances set forth on Schedule 3.8 and the Permitted Encumbrances (as defined below). In respect of the Permitted Encumbrances which affect the Owned Real Property (the "Real Property Permitted Encumbrances"), Metal Resources and the Company represent and warrant to Purchaser that the Real Property Permitted Encumbrances have not impaired the use of such property for its intended purpose or the ability to use and operate the Business as currently conducted on such property in any material respect. For the purposes of this Agreement, "Permitted Encumbrances" shall mean: (a) Encumbrances imposed by Law, such as carriers', warehousemen's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith; (b) Permitted Tax Liens (as hereinafter defined); (c) with respect to Owned Real Property, Encumbrances which do not impair the use (in the manner currently used) or value of the parcel of real property to which they relate in any material respect; and (d) the Encumbrances set forth in Schedule 3.8. For the purposes of this Agreement, "Permitted Tax Liens" shall mean: (a) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate proceedings; and (b) liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP.

        3.9    Personal Property.    Except as set forth in Schedule 3.9, all of the machinery, equipment, vehicles, and other tangible personal property owned or leased by the Company are operated in all material respects in conformity with all applicable Laws, including, without limitation, all applicable building and zoning laws, ordinances, and regulations. OTHER THAN AS SET FORTH IN THIS SECTION 3, ABSENT FRAUD, SELLERS, METAL RESOURCES AND THE COMPANY DISCLAIM ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE COMPANY PROPERTY AND ASSETS, INCLUDING WITHOUT LIMITATION: (A) ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE; AND (B) ANY WARRANTY OF MERCHANTABILITY.

        3.10    Real Property.

          (a)   Set forth on Schedule 3.10(a) is a description, by address, of the real property used in the operation of the Business, all of which is owned by the Company. The Company does not lease any real property. Such land together with any and all structures, improvements, buildings, and fixtures located thereon, and all of the Company's interests in real property, including, without limitation any and all easements, rights of way, licenses and other interests in real property is herein collectively called, the "Real Property".

          (b)   The Company owns or has the right to occupy and use all the Real Property in a manner necessary for the conduct of the Business, including the Property which is owned by it (the "Owned Real Property"), and to all buildings, structures and other improvements thereon and all fixtures thereto free and clear of all Encumbrances, except the Real Property Permitted Encumbrances. The Company has good, valid and indefeasible title to the Owned Real Property, free and clear of all Encumbrances other than the Real Property Permitted Encumbrances.

          (c)   All agreements that relate to or provide easements, rights of way, licenses and other non-fee title ownership interests in the Real Property (collectively the "Realty Use Rights") are valid and in full force and effect in accordance with their terms. The Company has furnished or made available to Purchaser copies (or summaries thereof) of all Realty Use Rights. To the Company's knowledge, there is not under any Realty Use Right: (i) any default (or to the knowledge of the Company any claimed default) by the Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company; or (ii) to the knowledge of the Company, any existing default by any other party to any Realty Use Right, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Realty Use Right.

          (d)   No options have been granted to others to purchase, lease or otherwise acquire any interest in the Owned Real Property.

          (e)   Except as set forth in Schedule 3.10(e), and except for environmental matters that are covered exclusively by the representations set forth in Section 3.17, below, the present use of and improvements on the Owned Real Property are in conformity in all material respects with all applicable Laws.

          (f)    Prior to the date hereof, Metal Resources or the Company has delivered or made available to Purchaser complete and correct copies of any and all deeds, mortgages, title insurance policies, title insurance commitments, surveys, and other similar documents in the possession of Metal Resources or the Company relating to or affecting the title to the Owned Real Property.

          (g)   All property Taxes and assessments applicable with respect to the Owned Real Property and which are due and payable have been paid, and none of same are presently, or at Closing hereunder will be, delinquent.

        3.11    Authority to Conduct Business and Intellectual Property Rights.

          (a)   Except as set forth on Schedule 3.11(a), the Company owns all right, title, and interest in and to, or has the valid and enforceable right to use all of the Intellectual Property used in the operation of the Business, free and clear of all Encumbrances (collectively, "Company Intellectual Property").

          (b)   Schedule 3.11(b) contains a complete and correct list of all (i) patented and registered Intellectual Property (as defined below) owned by the Company, (ii) pending applications for Intellectual Property owned or filed by the Company, and (iii) other material Intellectual Property owned or used by the Company in the Business. The Company is not a party to, either as licensor or licensee, and is not otherwise bound by or subject to, any license agreement or other agreement related to Intellectual Property, except as described in Schedule 3.11(a).

          (c)   Except as set forth in Schedule 3.11(c), there are no pending, or, to the knowledge of Metal Resources or the Company, threatened claims against the Company or any of its employees challenging the validity, enforceability, ownership or use of any Company Intellectual Property or alleging that the operation of the Business infringes, misappropriates, or otherwise conflicts with the Intellectual Property of another Person (including any demands or offers to license any Intellectual Property), and, to the knowledge of Metal Resources and the Company, there is no reasonable basis for the foregoing.

          (d)   The operation of the Business as conducted by the Company prior to Closing does not infringe, misappropriate, or otherwise violate any Intellectual Property of another Person, and except for those consents set forth on Schedule 3.11(d), the consummation of the transactions contemplated hereby shall not cause the operation of the Business to infringe, misappropriate, or otherwise violate any Intellectual Property of another Person. To the knowledge of Metal Resources and the Company, no third party has infringed, misappropriated, or otherwise conflicted with, or is infringing, misappropriating, or otherwise conflicting with, any of the Company Intellectual Property.

          (e)   The Company takes reasonable measures to protect, maintain and enforce the Company Intellectual Property, including, but not limited to, by requiring all information technology and sales employees who develop or handle Intellectual Property on behalf of the Company to enter into agreements pursuant to which such employees agree to protect the confidential information of the Company and assign to the Company all right, title and interest in and to all Intellectual Property created by such employees in the course of their relationship with the Company.

          (f)    There have been no material failures, breakdowns, outages or unavailability of any computer systems, including software, hardware, networks and interfaces (collectively, "Systems") used in connection with the operation of the Business in the twelve (12) months prior to the Closing Date. To the Company's knowledge and except as set forth in Schedule 3.11(f), no action will be necessary to enable such Systems to continue to be used in connection with the operation of the Business after Closing to the same extent and in the same manner as they have been used prior to the date hereof.

          (g)   "Intellectual Property" means (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations in part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) Internet domain names, together with all of the goodwill associated therewith, (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including, without limitation, source code and executable code), data, databases, and documentation thereof, (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), and (viii) other intellectual property rights.

        3.12    Material Contracts.    Schedule 3.12 sets forth a listing of all of the following contracts, agreements, arrangements, understandings and commitments, whether written or oral, of the Company:

          (a)   (i) each agreement or commitment for the purchase by the Company of machinery, equipment or other personal property other than those that are for amounts not in excess of $100,000; (ii) each material license, royalty or other agreement relating to any of the Intellectual Property owned or used by the Company; (iii) each partnership or joint venture agreement to which the Company is a party (other than the Company LLC Agreement); (iv) each agreement limiting the right of the Company to engage in or compete with any individual, partnership, joint venture, limited liability company, corporation or trust, unincorporated organization, group, or government or other department or agency thereof, or any other entity ("Person") in any business or in any geographical area; (v) each management, consulting, severance or similar agreement, arrangement or understanding involving annual compensation in excess of $100,000, and each material written employment agreement, arrangement or understanding to which the Company is a party; (vi) each agreement that provides any customer of the Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including, without limitation, any agreement containing "most favored nation" provisions; (vii) each agreement involving the settlement of any lawsuit, investigation, claim or other dispute or threatened dispute with respect to which (A) any unpaid amount as of the execution date of this Agreement exceeds $100,000 or (B) conditions precedent to the settlement thereof have not been satisfied, or (C) resolves a dispute with any Governmental Authority; (viii) each other agreement (or group of related agreements) that involves payments over the life thereof by the Company in excess of $100,000 per year or $200,000 in the aggregate or which cannot be cancelled by the Company within 30 days notice without premium or penalty; (ix) each pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement; (x) each guaranty of any obligation; (xi) each agreement with any Affiliate; (xii) any collective bargaining agreements; and (xiii) any other agreement which is material to the conduct of the Business in the manner as currently conducted by the Company (collectively, the "Material Contracts").

          (b)   All of the Material Contracts have been entered into in the ordinary course of the Business, and are valid, binding and in full force and effect and are enforceable against the Company, and, to the knowledge of Company, against the other parties thereto in accordance with their terms. All of the Material Contracts, assuming that all the necessary consents disclosed on Schedule 3.6 have been obtained, shall continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company has performed all obligations to be performed by it as of the date of this Agreement under all Material Contracts. To the Company's knowledge, no condition exists or has occurred which, with the giving of notice or lapse of time, or both, would constitute a default or accelerate the maturity of, or otherwise modify, any Material Contract, and all Material Contracts are in full force and effect.

        3.13    Contingencies.    Except as set forth in Schedule 3.13, there are no actions, suits, claims, demands or proceedings pending or, to the knowledge of Metal Resources or the Company, overtly threatened against or affecting the Company or the Business in any material respect in any court or before any arbitrator, private alternative dispute resolution system or Governmental Authority, the eventual outcome of which would have a Material Adverse Effect on the Company. The Company has not been charged in writing with, nor to its knowledge, is the Company under investigation by, any Governmental Authority with respect to any charge concerning, any violation of any provision of any federal, state or other applicable Law. Except for the Consent Order, there are no unsatisfied judgments against the Company, or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which the Company, or any of the assets of the Business are subject. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, business, operations or financial condition or results of operations of the Business, other than any effect or change arising out of any adverse change or trend in the economy in general.

        3.14    Taxes.

          (a)   Except as disclosed in Schedule 3.14: (i) all returns, reports or similar statements or forms required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax (each a "Tax Return" and collectively, the "Tax Returns") required to be filed by Metal Resources or the Company have been timely filed; (ii) all taxes (including, without limitation, all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security taxes, and all other taxes imposed on the Company, or its income, properties, sales, franchises, operations or Plans or trusts), and all deposits in connection therewith required by applicable Law, imposed by any federal, state, local or foreign jurisdiction, or by any other governmental unit or taxing authority, and all interest and penalties thereon (all of the foregoing hereafter collectively referred to as "Tax" or "Taxes"), which are due and payable by the Company for all periods through the date hereof, whether or not shown on any Tax Return have been paid in full; (iii) adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of the Company and will be used for payment of such Taxes; and (iv) all such Tax Returns were correct and complete in all material respects.

          (b)   The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (c)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

          (d)   Except as disclosed in Schedule 3.14:

            (i)    neither the Company, nor any member, manager or officer (or employee responsible for Taxes) of the Company has been notified in writing that any authority intends to assess any additional Taxes for any period for which Tax Returns of the Company have been filed; and

            (ii)   there is no dispute or claim concerning any Taxes of the Company either (A) claimed or raised by any authority in writing, or (B) as to which the Company or any of the managers or officers (or any employee responsible for Taxes) of the Company has knowledge. Schedule 3.14 lists all federal, state, local, and foreign income Tax Returns or reports filed with respect to the Company for taxable periods ended on or after January 1, 2003 that have been audited, and indicates those Tax Returns and reports that currently are the subject of audit.

          (e)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (f)    (i) at all times from inception, Metal Resources has been, and currently is, qualified and taxable as either a partnership or a disregarded entity for U.S. federal and all applicable state and local income and franchise Tax purposes, and has not made an election to be treated as an association taxable as a corporation for any Tax purposes, and (ii) at all times from inception, the Company has been, and will be, qualified and taxable as either a partnership or a disregarded entity for U.S. federal and all applicable state and local income and franchise Tax purposes, and has not made an election to be treated as an association taxable as a corporation for any Tax purposes.

          (g)   neither Metal Resources nor the Company is a party to any tax sharing agreement or similar agreement, and neither Metal Resources nor the Company is bound by any such agreement or has any liability thereunder.

        3.15    Employment and Labor Matters.

          (a)   Except as set forth in Schedule 3.15(a), no employee of the Company or Metal Resources has notified Metal Resources or the Company that he or she does not plan to continue employment with the Company after the Closing Date.

          (b)   Schedule 3.15(b) lists the collective bargaining agreements and all other agreements of any kind between the Company and the United Steelworkers of America (the "Union") and any other labor organization to which the Company is a party (each a "Union Contract"). Except as therein disclosed, (i) no union or other collective bargaining unit has been certified or recognized by the Company as representing any Business employee nor, to the knowledge of Metal Resources or the Company, is any union or other collective bargaining unit seeking recognition for such purpose, (ii) to the knowledge of Metal Resources or the Company, there has been no attempt by any other union or other labor organization to organize any of the Company's employees or by any of the Company's unionized employees to decertify their bargaining representative at any time in the past four (4) years, and (iii) there has not been at any time in the past four (4) years any strike, lock-out, work slow-down or work stoppage or other material labor trouble experienced or threatened with respect to the Business. The Company has complied in all material respects with all obligations under the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local employment, labor or labor related Laws applicable to persons employed in connection with the Business, including, without limitation, those Laws relating to wages, hours, health and safety, payment of social security withholding and other Taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination. With respect to this transaction, any notice required under applicable law or the Union Contract has been or prior to Closing will be given, and all bargaining obligations with any Union representative have been or prior to Closing will be satisfied. Within the past four (4) years prior to Closing, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to Purchaser.

        3.16    Employee Benefit Matters.

          (a)   Schedule 3.16(a) lists all material employee benefit plans, programs, policies, agreements, commitments and arrangements that are sponsored, maintained or contributed to or to which Metal Resources or the Company has any liability, by or on behalf of the Company or any ERISA Affiliate of the Company, and that provide or provided benefits or compensation (including, without limitation, any severance, retirement, bonus, deferred or equity compensation) to, or for the benefit of, current or former employees of the Company or their beneficiaries ("Plan" or "Plans"). A copy of each of the Plans (or, in the case of a Plan that is not in written form, a summary of such Plan) has been provided to Purchaser.

          (b)   With respect to each such Plan that is not a multi-employer plan ("Multi-Employer Pension Plan"), as defined in Section 3(37) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), except as set forth on Schedule 3.16(b): (i) no litigation or administrative or other proceeding is pending or threatened involving such Plan; (ii) such Plan has been maintained, administered and operated in all material respects in compliance with, and has been amended to comply with all applicable Laws, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code; (iii) each Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service to the same effect and the Company is not aware of any reason why such determination letter should be revoked or not be reissued; and (iv) the Company and its predecessors, if any, have made and as of the Closing Date will have made all payments and contributions (determined using the ongoing and proper actuarial and funding assumptions of the Plan) required to be made under the provisions of such Plan or required to be made under applicable Laws with respect to any period prior to the Closing Date, or in the case of any such payments or contributions not required to be made as of the Closing Date, will have properly accrued and will time make such payments and contributions under the provisions of such Plan or as required under applicable Laws.

          (c)   With respect to each such Plan that is not a Multi-Employer Pension Plan, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any person (within the meaning of Section 3(9) of ERISA), including any trade or business, whether or not incorporated, that together with Metal Resources or the Company would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (an "ERISA Affiliate") or any entity that was an ERISA Affiliate at any time during the prior six years that has not been satisfied in full, and no condition exists or will exist because of the transactions contemplated by this Agreement or otherwise that does or will present a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No lien on the assets of the Company or any ERISA Affiliate exists or is expected to arise on account of ERISA.

          (d)   Except as set forth on Schedule 3.16(d), no Plan is or was a Multi-Employer Pension Plan or is subject to the tax under Section 409A of the Code. Neither the Company nor any ERISA Affiliate nor any entity that was an ERISA Affiliate at any time during the prior six years, has incurred, nor reasonably expects to incur, any withdrawal liability under Title IV of ERISA.

          (e)   Except as set forth in the Union Contract, no Plan that is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, provides benefits to retired or other former employees or their beneficiaries, other than as required under applicable Law.

          (f)    No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (g)   The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee or officer to severance, enhanced severance, retention or bonus pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or the Ancillary Acquisitions, (ii) increase the amount of compensation due or accelerate the vesting of benefit to any such employee or officer, or (iii) accelerate the time of payment or vesting under Plan, except as required under the terms of such Plan with respect to which neither the Company nor the Purchaser would reasonably be expected to incur any cost, expense or liability.

          (h)   There is no action, suit, proceeding, hearing, audit, investigation or claim (other than routine claims for benefits) pending, expected or, to the knowledge Metal Resources or the Company, threatened with respect to any Plan.

        3.17    Environmental Matters.    Except as set forth in Schedule 3.17:

          (a)   The Company has at all times since October 18, 2002 (the "Company Acquisition Date") complied in all material respect with, and is in compliance in all material respects with all applicable Environmental Laws. The Company has obtained, maintains, and has at all times since the Company Acquisition Date, complied in all material respects with, and is in compliance in all material respects with, all Permits required pursuant to Environmental Law for operations of the Company and its Business and its ownership and occupation of Real Property. For purposes of this Agreement, "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, in each case as in effect as of the Closing Date.

          (b)   Neither Metal Resources nor the Company has received any written notice, report or information regarding any actual or alleged violation of, or any liabilities or potential liabilities arising under, Environmental Laws, relating to Metal Resources or the Company, or any of their respective predecessors or Affiliates, or the Real Property.

          (c)   The Company has complied in all material respects with the Consent Order and has not received any notice regarding failure to so comply, or incurred any fine or penalties or other sanctions for failure to so comply. No written claim has been asserted by the Michigan Department of Environmental Quality ("MDEQ") regarding compliance by the Company with the Consent Order. The Company has not received written notice from MDEQ regarding any possible modification of or re-opening of the Consent Order. For purposes of this Agreement, "Consent Order" means the Corrective Action Consent Order WHMD Order No. 111-02-04 entered into between the Company and MDEQ, as set forth on Schedule 3.17(c).

          (d)   Neither the Company nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, so as to give rise to any liabilities (contingent or otherwise) of the Company under Environmental Laws.

          (e)   To the knowledge of Metal Resources and the Company, no Hazardous Materials contamination is present at the Real Property and no release of Hazardous Materials has occurred in, at, under, on or from the Real Property, in each case so as to give rise to any liabilities (contingent or otherwise) for the Company under Environmental Laws. For purposes of this Agreement, "Hazardous Materials" means hazardous substances (as defined in the Comprehensive Environmental Response, Compensation and Liability Act), solid waste, petroleum (including crude oil and any fraction thereof), and all other hazardous or toxic wastes, materials, and substances defined, listed or regulated under, or that may serve as a basis for liability under, Environmental Laws.

          (f)    The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

          (g)   The Company has no liability (contingent or otherwise) with respect to the presence or alleged presence of asbestos, silica, lead, mercury, or other Hazardous Materials in any product or item or at or upon any property, premises or facility.

          (h)   The Company has furnished or made available to Purchaser all environmental audits, environmental assessments and environmental investigation reports and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the Company or the Real Property (including operations at the Real Property prior to the Company Acquisition Date), to the extent such documents are in the possession of, or under the reasonable control of, the Company or Metal Resources.

        3.18    Financial Statements.    Schedule 3.18 of the Disclosure Schedules includes (a) the balance sheets of the Company as at and for the years ended on December 31, 2005 and 2006, and statements of income and retained earnings and statements of cash flow of the Company as at and for the years ended December 31, 2005 and 2006, in each case as audited by Ernst & Young LLP (collectively, the "Audited Financial Statements"), and (b) the unaudited balance sheet and statement of income and retained earnings and statements of cash flow of the Company for the six (6) month period ended June 30, 2007, as prepared and certified by the chief financial officer of the Company (the "Interim Financial Statements" and collectively with the Audited Financial Statements, the "Financial Statements"). Except as set forth in Schedule 3.18, the Financial Statements are true, correct and complete, have been prepared in accordance with GAAP and present fairly in all material respects the financial position, results of operations and owner's equity of the Company as of the dates indicated therein and the results of operations and cash flow for the respective periods indicated therein. The Interim Financial Statements have been prepared by the Company in accordance with GAAP (except for the absence of footnote disclosures and the effects of customary year-end audit adjustments, which effects would not, alone or in the aggregate, be material), applied on a consistent basis throughout the periods covered thereby, and fairly present, in all material respects, the financial position, results of operations, members' equity and cash flows of the Company for the respective periods indicated therein.

        3.19    Supplier and Customer Relationship.

          (a)   Customers. Schedule 3.19(a) sets forth a true, complete and correct list of each of the ten (10) largest customers of the Company (in terms of dollar volume of purchases from the Company) that purchased products or services from the Company in and for each of its two

  (2) most recent fiscal years and the portion of the current fiscal year covered by the Interim Financial Statements, showing the total dollar amount of net sales to each such customer during each such year. The Company has not received notice from any such customer that the execution of this Agreement and the documents to be executed in connection with the Closing and the consummation of the transactions contemplated hereby and thereby will result in any material decline in business transacted with the Company attributable to any such customers following the Closing.

          (b)   Suppliers. Schedule 3.19(b) sets forth a true, complete and correct list of each of the ten (10) largest suppliers to the Company (in terms of purchases by the Company) that supplied assets and properties purchased by the Company in and for the calendar years 2005 and 2006, showing the total dollar amount of purchases from each such supplier during each such period. Except as set forth on Schedule 3.19(b), the Company has not received notice from any such supplier that the execution of this Agreement and the documents to be executed in connection with the Closing and the consummation of the transactions contemplated hereby and thereby will result in any material decline in business transacted with the Company attributable to any such suppliers following the Closing.

        3.20    Compliance with Laws.    Except as disclosed on Schedule 3.20 and except for Tax matters and environmental matters that are covered exclusively by the representations set forth in Sections 3.14 and 3.17, respectively above, the Company: (a) has not committed a violation of any material requirement of any Law and is in material compliance with all Laws, except for such minor noncompliance with Laws which would not have a Material Adverse Effect; (b) has not been given notice or been charged with the violation of any requirement of any Law; and (c) is not subject to any liability for past or continuing violation of any Law. Except as disclosed in Schedule 3.20, no investigation or review by any Governmental Authority with respect to the Company or the Business is pending or, to the knowledge of Metal Resources or the Company, threatened, and no Governmental Authority has indicated to Metal Resources or the Company an intention to conduct the same. For purposes hereof, "Law" or "Laws" means all laws, statutes, rules, regulations, Permits, ordinances, orders, judgments, awards, writs, injunctions, consent judgments, consent orders or decrees and other pronouncements having the effect of law of any Governmental Authority, including, but not limited to, Environmental Laws.

        3.21    Absence of Certain Changes.    Except as and to the extent set forth in Schedule 3.21, from June 30, 2007 through the date hereof, the Company has not:

          (a)   suffered any material adverse change in the Business, other than changes relating to the economy in general;

          (b)   sold, transferred, licensed or otherwise disposed of any material assets other than the sale of inventory in the ordinary course of conduct of the Business;

          (c)   created, incurred or permitted any Encumbrance (other than a Permitted Encumbrance) to exist with respect to any of the assets of the Company;

          (d)   changed the methods of valuing any Inventories or made any change in any method of accounting or accounting practice or policy or in the manner in which the books, accounts or records of the Business are maintained;

          (e)   made any single capital expenditure or commitment related to the Business which exceeds $100,000 for any addition or replacement to property, plant or equipment;

          (f)    entered into any agreement with any customer, distributor or representative which was not in the ordinary course of conduct of the Business;

          (g)   amended its Certificate of Formation or Company LLC Agreement or merged with and into or consolidated with any person, subdivided or in any way reclassified any limited liability company membership interests;

          (h)   issued, sold, purchased or redeemed, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any limited liability company membership interests or securities convertible into or exchangeable for any limited liability company membership interests of the Company;

          (i)    granted any increase in the compensation or benefits of officers or employees of the Business other than in the ordinary course of business or required under any Union Contract (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment);

          (j)    made any loan or advance to any employee of the Company, the outstanding principal amount of which is in excess of $5,000 individually or $20,000 in the aggregate; or

          (k)   agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.21.

        3.22    Company Indebtedness.    Except as set forth on Schedule 3.22, the Company has no outstanding Company Indebtedness. "Company Indebtedness" means (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities which are recorded on the Closing Statement and included in the calculation of Working Capital), (d) any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse), (f) any liabilities or obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations the Company assures a creditor against loss (except to the extent recorded on the Closing Statement and included in the calculation of Working Capital), (g) any indebtedness or liabilities secured by a lien on the Company's assets, and (h) any amounts owed by the Company to any Person under any noncompetition, bonus, consulting or deferred compensation arrangements.

        3.23    Insurance.    Schedule 3.23 sets forth, as of the date of this Agreement, all policies of insurance and other forms of insurance owned by or covering the Company and the Businesses, and such policies are in full force and effect as of the date of this Agreement. With respect to each such policy, to the Company's knowledge, the Company is not in material breach or default (including with respect to the payment of premiums), and no claim for coverage has been denied. The Company has not received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any significant respect with respect to such policies. Except as disclosed on Schedule 3.23, since the Company Acquisition Date, no claim of any type has been made under any material insurance policy of the Company nor, to the knowledge of Metal Resources or the Company, has there been an event which would reasonably be expected to give rise to a valid claim under any such policy. No notice of cancellation or other indication or any intention not to continue any material insurance policy of the Company has been received by Metal Resources or the Company.

        3.24    Affiliate Transactions.    Except for the Ancillary Acquisitions, the Offering, or as set forth on Schedule 3.24, no officer, manager or Affiliate of the Company or any individual in such officer's or manager's immediate family is a party to any material agreement, contract, commitment or transaction with the Company or has any interest in any material property used by the Company.

4.    REPRESENTATIONS AND WARRANTIES OF SELLERS.    To induce Purchaser and Parent to enter into this Agreement and to purchase the Interests, the Sellers hereby represent and warrant to Purchaser and Parent as follows:

        4.1    Authorization; No Inconsistent Agreements.

          (a)   The Sellers have the full individual or entity power and authority to enter into and execute and deliver this Agreement and all other certificates, agreements or documents contemplated herein, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement and all transactions required hereunder to be performed by the Sellers have been duly and validly authorized and approved by all necessary entity action on the part of the Sellers. This Agreement constitutes, and when executed and delivered all other certificates, agreements or documents contemplated herein will constitute, the valid and legally binding obligation of the Sellers, subject to general equity principles, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or similar Laws affecting the rights of creditors generally.

          (b)   The execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby to which the Sellers are a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, does not and shall not (i) conflict with or result in a material breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Encumbrance upon the Sellers' assets or Encumbrance upon the Interests pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a material violation of, or (vi) require any authorization, consent, approval, exemption or other action, by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to any Law to which the Sellers are subject, or any agreement, instrument, order, judgment or decree to which the Sellers are subject.

        4.2    Ownership.    The Sellers are collectively the record and beneficial owners of the Interests, free and clear of all Encumbrances. The Interests held by the Sellers have been duly authorized, validly issued, fully paid and are non-assessable. The Interests constitute all the issued and outstanding membership interests in Metal Resources. Except as provided in the Company LLC Agreement, there are no outstanding rights, options, warrants, calls, convertible or exchangeable securities, subscriptions, preemptive rights, or other agreements (other than this Agreement) pursuant to which the Sellers are or may be obligated to sell, issue, transfer or acquire any equity interests in Metal Resources.

        4.3    Litigation.    There are no actions, suits, claims, proceedings, orders or investigations (including, without limitation, any condemnation, expropriation or similar proceedings) pending or, to the best of the Sellers' knowledge, threatened in writing against or affecting the Sellers, at law or in equity, or before or by any federal, state, municipal or other Governmental Authority, which if adversely determined would affect the Sellers' performance under this Agreement, the other agreements contemplated hereby to which the Sellers are a party, or the consummation of the transactions contemplated hereby or thereby.

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.    As an inducement to the Sellers, Metal Resources and the Company to enter into this Agreement and for Sellers to sell the Interests to Purchaser, Purchaser and Parent hereby represent, warrant and covenant as follows:

        5.1    Organization.    Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser and Parent are duly licensed, qualified or domesticated as a foreign corporation or limited liability company in all jurisdictions where the character of the property owned by them or the nature of the business transacted by them makes such license, qualification or domestication necessary.

        5.2    Authorization; No Inconsistent Agreements.    Purchaser and Parent have the full corporate or limited liability company power and authority to make, execute, and perform this Agreement and the transactions contemplated hereby, the Ancillary Acquisitions and the Offering. This Agreement and all transactions required hereunder to be performed by Purchaser and Parent together with the Ancillary Acquisitions and Offering, have been duly and validly authorized and approved by all necessary action on the part of Purchaser and Parent. This Agreement has been duly and validly executed and delivered on behalf of Purchaser and Parent by their respective duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of Purchaser and Parent enforceable against each, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar Laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will constitute a violation or breach of the certificate of incorporation or by-laws of Purchaser (or similar governing document), the certificate of formation or limited liability company agreement of Parent, or any provision of any contract or other instrument to which Purchaser or Parent is a party or by which any of the assets of Purchaser or Parent may be affected or secured, or any order, writ, injunction, decree, statute, rule or regulation to which Purchaser or Parent is subject. Except as set forth on Schedule 5.2, the execution and delivery of this Agreement by Purchaser and Parent and the consummation of the transactions contemplated by this Agreement do not require the consent, approval or action of, or any filing with or notice to any Governmental Authority or other third party.

        5.3    No Brokers.    Except as set forth on Schedule 5.3, neither Purchaser nor Parent, nor their respective representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the purchase of the Interests.

        5.4    Investment Intent.    The Interests are being acquired solely for the account of Purchaser and not with a view to, or for resale in connection with, a distribution of all or any part thereof. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests. Purchaser has not made any commitment to sell, transfer or assign, and has no presently arranged plan or intention to sell, transfer, or assign any of the Interests. Purchaser acknowledges that the Interests are not registered pursuant to the Securities Act of 1933, as amended, or any state securities laws.

6.    ADDITIONAL COVENANTS.

        6.1    Business in the Ordinary Course.    Metal Resources and the Company covenant and agree that, except as set forth on Schedule 6.1 or as may otherwise be provided herein, without the prior written consent of Purchaser, between the date hereof and the Closing Date, the Business shall be conducted only in the ordinary and usual course and consistent with prior practices (including any conduct that is reasonably related, complementary or incidental thereto), and not to take or omit to be taken any action which would, or which would reasonably be likely to, result in a Material Adverse Effect. Without limiting the generality of the foregoing:

          (a)   The Company shall not terminate, materially modify, materially amend or enter into any Material Contracts.

          (b)   The Company shall not incur any Company Indebtedness (other than for the purchase of inventory in the ordinary course of business and consistent with past practice) or change its cash management practices (including with respect to accounts receivable, accounts payable and inventory).

          (c)   Except for sales of Inventories and normal disposal of equipment in the ordinary course of business consistent with past practice, the Company shall not sell, assign, transfer, convey, license, or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, licensing, or other disposition of any of its assets.

          (d)   The Company shall not make any loan or engage in any transactions with, or enter into any Material Contract with, any Affiliates of the Company.

          (e)   The Company shall maintain, preserve and protect all of its assets in as good condition as exists on the date hereof, except for ordinary wear and tear, and no Encumbrance shall be granted or created in respect of any asset (other than the continuation of the Permitted Encumbrances and issuance of purchase money security interests in the ordinary course of business).

          (f)    Except as otherwise provided herein, the Company shall not enter into, adopt, amend, or terminate any plan, program, arrangement or agreement relating to the compensation or severance of any employee of the Company, other than, with respect to non-officer employees, in the ordinary course of business and consistent with past practice.

          (g)   The Company shall not implement any employee layoff outside of the ordinary course of business.

          (h)   The books, records and accounts of the Company shall be maintained in the usual, regular, and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP.

          (i)    The Company shall pay expenses due and payable, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs consistent with the Company's historical operating procedures necessary to maintain its facilities and equipment in normal operating condition (reasonable wear and tear excepted), maintain a commercially reasonable level of insurance, and otherwise conduct its business, in each case, in the ordinary course of business.

          (j)    The Company shall use its commercially reasonable efforts to preserve the Business as in effect on the date hereof, to keep available the services of its present employees employed in such Business, and to preserve the goodwill of the present suppliers to such Business, the customers of such Business and others having business relations with the Business as of the date hereof.

        6.2    No Material Changes.    Sellers, Metal Resources, and the Company covenant and agree that, except as may otherwise be provided herein, without the prior written consent of Purchaser, between the date hereof and the Closing Date, no action shall be taken by the Company which shall materially alter the organization, capitalization, or financial structure of the Business.

        6.3    Notification; Disclosure Schedules Update.    Each party will promptly notify each other in writing upon obtaining knowledge of any act or state of facts, or the occurrence of any event which would cause or constitute a breach or would have caused a breach had such fact or state of facts been known or such event occurred prior to the date hereof, of any of the respective representations and warranties (whether of such party or any other party), contained in or referred to in this Agreement or in any Disclosure Schedules or Exhibits hereto. Sellers, Metal Resources, the Company, Purchaser, and Parent shall have the right to amend or supplement their Disclosure Schedules subsequent to the date hereof; provided that to the extent that such amendment or supplement reflects any matter that existed as of the date of this Agreement and which a party had knowledge of, and should have been set forth or described in such party's Disclosure Schedule, then no disclosure or supplement pursuant to this Section 6.3 will be deemed to amend or supplement such Disclosure Schedule or to have qualified the representations and warranties contained in this Agreement, unless each other party expressly consents to such supplement in writing. To the extent that such amendment or supplement reflects any matter which an amending party did not have knowledge of, or that arose after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such party's Disclosure Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date, then any disclosure pursuant to this Section 6.3 will be deemed to amend and supplement such party's Disclosure Schedule and to have qualified the representations and warranties contained in this Agreement. If such update reflects an event, condition, fact, or circumstance that results in the material breach or violation of any representation or warranty of a party hereunder which cannot be remedied by the commercially reasonable efforts of such party then, upon the written request of the other party made not later than ten (10) days after the receipt of such update, the parties shall, within five (5) days of receipt of such written request, meet and confer to discuss any modifications of the terms and conditions of this Agreement that would be acceptable to all parties in the exercise of their sole discretion. If, after meeting and conferring, the parties are not able to agree to any such modifications, then any party hereto shall have the right, not later than ten (10) days following the last day of such meeting, to terminate this Agreement in accordance with the provisions provided in Section 11 hereof. In the event any party shall fail timely to exercise such termination right, the Disclosure Schedules shall be deemed amended by the update.

        6.4    Non-Solicitation.    Prior to the Closing, the Sellers and Metal Resources shall not, and shall take commercially reasonable steps to cause the Company, its managers, employees, consultants, agents, Affiliates, and representatives to not, directly or indirectly, encourage, solicit, initiate, participate or enter into any discussions, negotiations, or agreements concerning any disposition of the Interests, the Company Membership Interests, or any portion thereof, any of the assets of the Company or the Business (other than pursuant to this Agreement), or any proposal therefor, and from furnishing or causing to be furnished any information concerning the Interests, the Company Membership Interests, the assets of the Company or the Business to any party in connection with any transaction involving the acquisition of the Interests, the Company Membership Interests, the assets of the Company or the Business by any person other than the Purchaser or its Affiliates (an "Acquisition Proposal"). The Company, Metal Resources, and Sellers shall, and shall cause the managers, employees, consultants, agents, Affiliates, and representatives of the Company to, (a) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any third parties regarding the foregoing and (b) promptly notify Purchaser if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date hereof or, is subsequently made and the details of such contact (including the identity of the third party or third parties and the specific term discussed or proposed).

        6.5    Consents.    Metal Resources and the Company shall use commercially reasonable efforts to obtain all approvals, authorizations, and consents of persons necessary to the consummation of the transactions contemplated hereby. A listing of each material approval, authorization and consent required to be obtained is set forth on Schedule 6.5 hereto. Purchaser and Parent shall use commercially reasonable efforts to obtain at the earliest practicable date and prior to the Closing Date all Permits and all approvals, authorizations, and consents of any person necessary to the consummation by them of the transactions contemplated hereby, the Ancillary Acquisitions, and the Offering.

        6.6    Consent Order Compliance; Claims.

          (a)   From and after Closing, Purchaser shall cause the Company to timely perform its duties and obligations under the Consent Order, and until December 24, 2012, shall promptly notify Sellers in the event of any breach, attempted breach, or dispute thereunder. In addition, Purchaser agrees that it shall not take or fail to take any action required under the Consent Order that would (i) violate the terms and conditions of any Company insurance policy, (ii) void or adversely affect in any manner any coverages under any Company insurance policy, or (iii) otherwise create or increase any Liability under any Environmental Law. Purchaser acknowledges that it has extensive experience in the type of Business conducted by the Company and has conducted a thorough review of the assets and operations of the Company and its Business. Purchaser is not relying on any of Sellers', Metal Resources', or the Company's representations or warranties set forth herein, or on any of the Company's past practices, in determining Purchaser's methods of operating from and after the Closing Date, including, without limitation, operations and practices relating to employment and immigration matters, Environmental Provisions, health and safety requirements, Taxes, or other matters.

          (b)   From and after the Closing Date, Purchaser and Sellers shall cooperate in connection with all material insurance policies, communications with any insurer under such policies, and filing of claims pursuant to all material insurance policies, and each party shall give reasonable prior notice to the other of all claims to be filed, which notice shall include a copy of the proposed claim. Each party will, upon request, provide information with respect to the status of all filed or pending claims of such party under the material insurance policies, and in the event either party requests, the Purchaser and Sellers' Representatives shall meet prior to the filing of any proposed claim to discuss the filing of the claim, previous and pending claims, and any other matters affecting all material insurance policies that the parties deem appropriate.

7.    CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT.    All obligations of Purchaser and Parent under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Purchaser and Parent:

        7.1    Proceedings and Documents Satisfactory.    All limited liability company proceedings of Metal Resources and the Company taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to Purchaser and its counsel, as reasonably requested by Purchaser or its counsel in connection therewith.

        7.2    Compliance with Agreements and Conditions.    Sellers, Metal Resources, and the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Sellers, Metal Resources, and the Company prior to or on the Closing Date.

        7.3    Representations and Warranties of Metal Resources and the Company.    The representations and warranties contained in Section 3 of this Agreement and in the Disclosure Schedules applicable thereto shall be true and correct in all material respects as of the date when made and shall be true and correct at and as of the Closing Date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects as written on the date hereof.

        7.4    Representations and Warranties of the Sellers.    The representations and warranties contained in Section 4 of this Agreement and in the Disclosure Schedules applicable thereto shall be true and correct in all material respects as of the date when made and shall be true and correct at and as of the Closing Date except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects as written on the date hereof.

        7.5    Certificates of Company.    The Company shall have delivered to Purchaser a certificate executed by the President or any Vice President of the Company, dated the Closing Date, certifying in such detail as Purchaser may reasonably request as to (a) the fulfillment and satisfaction of the conditions specified in Sections 7.2 and 7.3 above, and (b) the absence of any Material Adverse Effect prior to the Closing.

        7.6    Certificate of Metal Resources.    Metal Resources shall have delivered to Purchaser a certificate executed by the President or any Vice President of Metal Resources, dated the Closing Date, certifying in such detail as Purchaser may reasonably request as to the fulfillment and satisfaction of the applicable conditions specified in Section 7.2 above.

        7.7    Ancillary Acquisitions.    The Ancillary Acquisitions shall have closed, or all conditions to their closing shall have been satisfied or waived by the Purchaser and the applicable Sellers.

        7.8    Management Services Agreements.    The Services Agreement between Atlas FRM LLC and R & K Holdings Ltd dated as of October 18, 2002 shall have been terminated, without any payment by the parties thereto, effective concurrently with the Closing of the Ancillary Acquisitions, except as agreed to in the First Amendment to Services Agreement between R & K Holdings Ltd and the Parent signed contemporaneously at Closing. The Management Services Agreement between Atlas FRM and Metal Resources, also dated as of October 18, 2002 shall have been terminated.

        7.9    Offering.    The Offering shall have closed.

        7.10    Resolutions.    Purchaser shall have received duly adopted resolutions of the Board of Managers of Metal Resources, certified by its Secretary or Assistant Secretary, dated the Closing Date, authorizing and approving the execution of this Agreement, the transfer of the Interests, and all other action necessary to enable Metal Resources or the Company to comply with the terms hereof.

        7.11    Deliveries.    Sellers and Metal Resources shall have delivered to Purchaser at the Closing the documents described in Section 1.8 hereof.

        7.12    Preferred Stock Assignment Agreement.    The Sellers shall have executed and delivered to the Preferred Stock Seller counterpart signature pages for Preferred Stock Assignment Agreement.

        7.13    Consents.    Purchaser shall have received from any and all persons, firms, and other legal entities, or any Governmental Authorities, bodies or agencies or judicial authority having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations, and approvals as are necessary for the consummation of the transactions contemplated hereby, and to enable the Company to continue to conduct the Business on and after the Closing Date in the same manner as such Business is being conducted by the Company prior thereto, and all notices or filings required to be given to Government Authorities shall have been given or filed, and any applicable waiting periods shall have expired. All consents and approvals required to be obtained from any parties to any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Purchaser.

        7.14    No Material Adverse Change.    Since June 30, 2007, there shall have been no material adverse change in the Business.

        7.15    Injunction or Prohibition.    No legal action shall have been commenced by any public authority or private party and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.

        7.16    Company Indebtedness.    In connection with Section 1.3(b) hereof, the Company shall deliver to Purchaser payoff letters in form and substance satisfactory to Purchaser (the "Payoff Letters") evidencing, whether conditionally or otherwise, the prepayment, discharge or other satisfaction of Company Indebtedness set forth on Schedule 7.16 as of the Closing Date.

8.    CONDITIONS TO OBLIGATIONS OF SELLERS, METAL RESOURCES AND THE COMPANY.    All of the obligations of Sellers, Metal Resources and the Company under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Sellers:

        8.1    Representations and Warranties.    The representations and warranties contained in Section 5 of this Agreement shall be true and correct in all material respects as of the date hereof and shall be true and correct at and as of the Closing Date and shall be true and correct in all material respects at and as of such time.

        8.2    Compliance with Agreements and Conditions.    Purchaser and Parent shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser and Parent prior to or on the Closing Date.

        8.3    Certificate of Purchaser.    Purchaser shall have delivered to Sellers a certificate executed by the President or any Vice President of Purchaser, dated the Closing Date, certifying in such detail as Sellers may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 8.1 and 8.2 above.

        8.4    Resolutions.    Purchaser and Parent shall have delivered to Sellers duly adopted resolutions of the Board of Directors of Purchaser and Board of Managers of Parent, certified by the Secretary or an Assistant Secretary of Purchaser and Parent, respectively, dated the Closing Date, authorizing and approving the execution of this Agreement by Purchaser and Parent, respectively, and all other action necessary to enable Purchaser and Parent to comply with the terms of this Agreement.

        8.5    No Inconsistent Requirements.    No legal action shall have been commenced by any public authority or private party and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.

        8.6    Governmental Approvals.    Sellers shall have received from any and all Persons and Governmental Authorities, bodies or agencies or judicial authority having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations, and approvals as are necessary for the consummation of the transactions contemplated hereby, and all notices or filings required to be given to governmental authorities shall be given or filed, and all applicable waiting periods shall have expired.

        8.7    Offering.    The Offering shall have closed.

        8.8    Deliveries.    Purchaser shall have made the deliveries and taken the actions specified in Section 1.8(a)(iii) hereof.

        8.9    Preferred Stock Assignment Agreement.    The Preferred Stock Seller shall have executed and delivered the Preferred Stock Assignment Agreement to the Sellers.

9.    INDEMNITIES.

        9.1    Indemnification of Purchaser.    Subject to the limitations set forth in Section 9.4 below, Sellers shall severally, but not jointly, indemnify, defend, and hold harmless Purchaser and its Affiliates, and their respective stockholders, officers, directors, successors, and permitted assigns (hereafter, collectively, "Purchaser Indemnitees") from and against and in respect of any and all Losses (as defined herein) suffered or incurred by any Purchaser Indemnitee by reason of, or arising out of:

          (a)   any misrepresentation, breach of any representation or warranty, or breach or nonfulfillment of any covenant or agreement of the Company, Metal Resources or Sellers contained in this Agreement or the Disclosure Schedules, other than representations and warranties set forth in Section 3.17 or matters set forth on Schedule 3.17;

          (b)   any default, breach, misfeasance, malfeasance or nonfeasance by the Company, Metal Resources, or Sellers from and after the Company Acquisition Date and prior to the Closing under or with respect to any Material Contract; and

          (c)   any misrepresentation or breach by Sellers of Section 3.17, and any unknown liabilities of the Company or any of its Affiliates, whether direct or indirect, fixed or contingent, relating to or resulting out of (i) any violation or noncompliance with any Environmental Law occurring prior to the Closing Date, or (ii) the presence, release of, or contamination by Hazardous Materials on the Company Real Property or emanating therefrom, and existing or occurring on or prior to the Closing Date; but excluding work to be performed (or the failure to perform work) pursuant to, and as described in the Consent Order after the Closing Date, and excluding any such liabilities to the extent caused or exacerbated by the negligence or willful misconduct from and after the Closing Date of Purchaser, Metal Resources or the Company or their Affiliates, successors or permitted assigns.

        9.2    Indemnification of Sellers.    Subject to the limitations set forth in Section 9.4 below, Purchaser and Parent shall jointly and severally indemnify, defend and hold harmless Sellers, and their respective Affiliates, and their respective officers, members, managers, successors, and assigns (hereinafter, collectively, "Seller Indemnitees") from and against and in respect of any and all Losses suffered or incurred by any Seller Indemnitee by reason of, or arising out of:

          (a)   any misrepresentation, breach of representation or warranty, or nonfulfillment of any covenant or agreement of Purchaser or Parent contained in this Agreement;

          (b)   the Material Contracts (except, with respect to any Material Contract where the Loss results from or arises out of any default, breach, misfeasance, malfeasance, or nonfeasance by the Company prior to the Closing under or with respect to such Material Contract); or

          (c)   any claims, liabilities, obligations, damages, costs, and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Sellers to the extent arising out of or resulting from (i) the Company's operation or the conduct of the Business from and after the Closing, (ii) ownership or operation of the Company's or Metal Resources' assets and arising out of any fact or occurrence from and after the Closing, or (iii) any requirements or obligations that arise pursuant to the Consent Order and come due on or after the Closing Date; provided, however, that to the extent Losses result from the failure of the Company to comply with the requirements of the Consent Order prior to Closing, Purchaser's indemnification obligations hereunder shall be reduced to the extent such pre-Closing noncompliance resulted in (y) such post-Closing Losses, or (z) any additional requirements to be imposed upon the Company, Metal Resources, or Purchaser.

        For the purposes of this Agreement the term "Losses" shall mean, in respect of the indemnification obligations of any party pursuant to this Agreement, any and all costs, losses, damages, liabilities, obligations, and other reasonable out-of-pocket expenses, including without limitation interest, penalties, reasonable attorneys' fees, and all amounts paid in the investigation, defense, or settlement of any action, claim, demand, cause of action, choses in action, right of recovery, or right of set-off of whatever kind or description against any person, suit, litigation, proceeding, or investigation actions relating to Losses.

        9.3    Defense of Claims.    If any claim or action by a third party arises after the Closing Date and during the Survival Period (as defined in Section 10.1 below) for which (a) Sellers may be liable to any Purchaser Indemnitee, or (b) Purchaser or Parent may be liable to any Seller Indemnitee (for purposes of this Section 9.3, Purchaser Indemnitees and Seller Indemnitees are sometimes referred to as "Indemnitee(s)" and, Sellers, Parent and Purchaser are sometimes referred to as "Indemnitor(s)", in each case, as the context requires), then in such event the affected Indemnitee(s) shall notify their

Indemnitor(s) within a reasonable time after such claim or action arises and is known to such Indemnitee(s), and shall give such Indemnitor(s) a reasonable opportunity:

          (i)    to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Indemnitee(s);

          (ii)    to take all other required steps or proceedings to settle or defend any such claim or action; and

          (iii)    to employ counsel to contest any such claim or action in the name of Indemnitee(s) or otherwise.

        The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by Indemnitor(s). If Indemnitor(s) wish to assume the defense of such claim or action, then Indemnitor(s) shall give written notice to Indemnitee(s) within twenty (20) days after notice from Indemnitee(s) of such claim or action (unless the claim or action reasonably requires a response in less than twenty (20) days after the notice is given to the Indemnitor(s), in which event they shall notify Indemnitee(s) at least five (5) days prior to such reasonably required response date), which notice shall constitute an acknowledgement by Indemnitor(s) that it shall provide indemnification in accordance with the requirements provided herein, and Indemnitor(s) shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to Indemnitee(s); provided that Indemnitee(s) may participate in such defense at their own expense, and provided, further, that Indemnitor(s) shall, in any event, have the right to control the defense of the claim or action unless: (y) Indemnitor fails, upon Indemnitee's written request, to provide reasonable assurance to the Indemnitee of Indemnitor's financial capacity (including the right of Indemnitor to call upon its members pursuant to any guaranty or similar agreement) to defend such claim or proceeding, or (z) the relief requested includes any injunctive or similar relief which, if enforced against the Company, would have a direct and Material Adverse Effect.

          (b)   If Indemnitor(s) do not assume the defense of, or if after so assuming Indemnitor(s) fail to diligently defend any such claim or action, then Indemnitee(s) may defend against such claim or action in such manner as they may deem appropriate (provided that Indemnitor(s) may participate in such defense at their own expense) and Indemnitee(s) may settle such claim or litigation on such terms as they may deem reasonably appropriate, and Indemnitor(s) shall promptly reimburse Indemnitee(s) for the amount of all Losses reasonably and necessarily incurred by Indemnitee(s) in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, Indemnitor(s) shall satisfy any judgment rendered with respect to such claim or in such action, before Indemnitee(s) are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitee(s) in the defense of such claim or litigation.

          (c)   If a judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of any of the Indemnitees, then Indemnitor(s) shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of Indemnitor(s), an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, Indemnitor(s) shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

          (d)   In the event of payment by any party hereto indemnifying another party hereto in connection with any claim by any person other than the parties hereto, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense, or claim relating to such third party claim against any claimant or plaintiff asserting such third party claim or against any other person.

  Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right, defense, or claim.

        9.4    Limitations of Indemnification.    The indemnification of Purchaser Indemnitees by Sellers under Section 9.1 hereof shall be limited as follows:

          (a)   (i) Purchaser Indemnitees shall not be entitled to any payment under the indemnification provisions set forth in Section 9.1(a) or (b) unless and to the extent the total claims of Purchaser Indemnitees pursuant to such indemnification claim exceed an amount equal to Four Hundred Forty Thousand and No/100ths Dollars ($440,000) (the "Deductible") (at which time Purchaser Indemnitees shall be entitled to claim all damages incurred in excess of the Deductible, up to the maximum set forth in clause (a)(ii) below); provided that the Deductible shall not apply to, and Purchaser Indemnitees shall be fully compensated for, (x) any breach of Sections 3.2, 3.3, 3.4, 3.14 (with respect to Taxes), 3.16, 4.1 and 4.2 and (y) any failure of performance of any covenant of Sellers set forth in this Agreement that is to be performed on or after the Closing and provided, further, that in the event that either the First Earnout Amount or the Second Earnout Amount is not payable hereunder, the Deductible shall be reduced to $414,000, and in the event that no Earnout Payment is payable the Deductible shall be reduced to $388,000; and (ii) Sellers' aggregate liability to Purchaser Indemnitees under the indemnification provided under Section 9.1 hereof shall in no event exceed, collectively, an amount equal to Eight Million Eight Hundred Thousand and No/100ths Dollars ($8,800,000) (the "Cap"); provided, however, that the Cap shall not apply to performance of covenants hereunder that are to be performed from and after Closing, or to any breach of Sections 3.2, 3.3, 3.4, 3.14 (with respect to Taxes), 3.16, 4.1 and 4.2 hereunder; provided, further, that neither the Deductible nor the Cap shall apply to any Losses arising out of, relating to or resulting from actual fraud by Sellers; provided, further, that in the event that either the First Earnout Amount or the Second Earnout Amount is not payable hereunder, the Cap shall be reduced to $8,282,000, and in the event that no Earnout Payment is payable, the Cap shall be reduced to $7,765,000; and provided, finally, that to the extent that any Purchaser Indemnitee makes a claim pursuant to Section 9.1(a) for Losses that resulted or are alleged to have resulted from the breach of a representation or warranty of Sellers, Metal Resources or the Company, such representation, warranty or covenant shall be deemed to not be breached if on or prior to the Closing Purchaser had actual knowledge that the representation or warranty was breached in the respect alleged to have caused the Losses; provided, however, that this Section 9.4(a) shall not apply for the purposes of determining the satisfaction of the Purchaser and Parent Closing conditions set forth in Section 7 hereof; and provided, further, that for the purpose of this Section 9.4(a), any claim pursuant to Section 9.1(a) for Losses that resulted or are alleged to have resulted from the breach of a representation or warranty of Sellers, Metal Resources, or the Company, the Purchaser shall be deemed to have actual knowledge concerning the alleged breach of a representation or warranty of Sellers, Metal Resources, or the Company where any of Andrew M. Bursky, Timothy J. Fazio, or Daniel E. Cromie shall have received specific information at least five (5) business days prior to the Closing which would cause a reasonable person to conclude, after review of the representations and warranties contained herein, that such a breach had occurred.

          (b)   Purchaser Indemnitees shall not be entitled to any payment under the indemnification provisions set forth in Section 9.1(c) unless and to the extent the total claims of Purchaser Indemnitees pursuant to such indemnification claim exceed an amount equal to Four Hundred Forty Thousand and No/100ths Dollars ($440,000) (the "Environmental Deductible"); provided, however, that in the event that either the First Earnout Amount or the Second Earnout Amount is not payable hereunder, the Environmental Deductible shall be reduced to $414,000, and in the event that no Earnout Payment is payable, the Environmental Deductible shall be reduced to $388,000, at which time Purchaser Indemnitees shall be entitled to claim all damages incurred in excess of the Environmental Deductible, up to (when together with any other damages in excess of the Deductible in Section 9.4(a)(i)) the Cap. To the extent that an indemnification obligation of Sellers pursuant to one of the provisions of Section 9.1 herein overlaps with an indemnification obligation pursuant to any other provision of Section 9.1 herein or any other provision of this Agreement, the Purchaser Indemnitees shall be entitled to only one of such indemnification payments.

          (c)   Notwithstanding the foregoing, Purchaser agrees that prior to making a claim for indemnification hereunder, it shall first (i) utilize or avail itself (or cause Metal Resources and the Company to utilize or avail itself) of all remedies, protections, and limitations provided under the Consent Order, and (ii) seek to recover against and utilize all remedies available to it, Metal Resources, or the Company, including a final determination by court order or decision, if required, to recover against and shall exhaust any policies of insurance for which Sellers reasonably believe coverage may exist; provided, however, that in the event that notwithstanding Purchaser's compliance with the foregoing provisions of this Section 9.4(c), Purchaser, Metal Resources, or the Company shall have received written notice from any insurer under any material Company insurance policy that any claim by the Company, Metal Resources, or Purchaser for which Sellers would have responsibility hereunder has been denied, and such determination shall not have been rescinded or reversed five (5) business days prior to the date which is one (1) year after the Closing Date, then the Purchaser may then seek to recover against the Sellers, prior to a final determination of responsibility under any material Company insurance policy, subject to the limitations contained herein. Except as paid to a third party, any liability or undertaking of Sellers to indemnify Purchaser under this Article 9 or any other liability of Sellers to Purchaser hereunder shall also be subject to the following additional limitations: (I) no loss, damage or expense shall be deemed to have been sustained by Purchaser to the extent of (a) any Tax savings actually realized with respect thereto or (b) any proceeds actually recovered by Purchaser, Metal Resources or the Company from insurance policies with respect thereto net of the amount of any required deductible or co-pay, policy premium increase or other expense directly attributable to such insurance claim, and (II) no Purchaser Indemnitees shall be entitled to recovery to the extent that (a) the Real Property is used from and after the Closing Date in a manner that is not the same or similar to its current industrial use, (b) the groundwater at or beneath the Real Property is used by any Person for any reason, or (c) the Real Property soils are managed in a manner that is inconsistent with any limitations imposed under the Consent Order, under any Environmental Law or any other limitation imposed by any Governmental Authority.

          (d)   Any Seller may satisfy all or any portion of its indemnification obligation to a Purchaser Indemnitee by the tender of common shares of the Parent in full or partial satisfaction thereof, and the indemnification obligation of such Seller for any Loss with respect thereto shall be reduced by the Deemed Value (as hereafter defined) of each common share of the Parent so applied in satisfaction of such indemnification obligation, multiplied by the number of such common shares tendered by the Seller for such purpose. For purposes hereof, "Deemed Value" shall be, with respect to a common share of Parent, the greater of (i) such Seller's purchase price of such common share as set forth on the Seller's trade confirmation or brokerage statement (or similar evidence reflecting the purchase price for such securities), and (ii) the closing price of such common share on the Nasdaq National Market or any recognized public stock exchange or over the counter market, on which such common share is then listed or quoted, in each case as of the day immediately preceding the date of final determination of the indemnification obligations hereunder. For purposes hereof, the "date of final determination" shall be: (A) the date on which the judgment is rendered, or (B) the date on which a settlement is paid, if no judgment shall have been rendered. In the event a Seller satisfies an indemnification obligation hereunder by tendering Parent common shares and such Seller holds Parent common shares with different purchases prices, such Seller may in its sole discretion determine which Parent common shares to tender and the order in which such common shares are tendered. The foregoing provision shall apply, mutatis mutandis, to the common shares of the Parent or any successor entity or security thereto.

          (e)   In no event shall a party be liable hereunder for incidental, consequential, special, punitive or exemplary damages.

          (f)    Except as specified above, the right to indemnification, payment of Losses of Purchaser Indemnitees or for other remedies based on any representation, warranty, covenant or obligation of Sellers, Metal Resources, and/or the Company contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants, and obligations.

        9.5    Exclusive Remedy.    The sole recourse and exclusive remedy of the Purchaser and Parent for the breach of any representations, warranties, covenants, and agreements contained in this Agreement or the Disclosure Schedules or Exhibits to this Agreement, or otherwise arising from the sale of the Interests, or the operations of the Business prior to the Closing, shall be to assert a claim for indemnification under the indemnification provisions of Section 9.1. Without limiting the generality of the foregoing, no other legal action based upon predecessor or successor liability, contribution, tort, or strict liability or any statute, regulation, or ordinance may be maintained by any party hereto against any other party hereto with respect to any matter that is the subject of this Section 9 or otherwise relates to Metal Resources, the Company, its assets, or the Business. Notwithstanding anything to the contrary herein, the provisions of this Section 9.5 will not prevent or limit a cause of action (a) under Section 12.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof or, (b) under Section 1.4(d) to enforce any decision or determination of the Arbitrator, or (c) for fraud, intentional misrepresentation or willful misconduct.

        9.6    Non-Exacerbation.    Any party seeking indemnification for Purchaser's indemnified Losses ("Purchaser's Indemnified Losses") that otherwise would be subject to indemnification under Section 9.1, shall not be entitled to indemnification under this Article 9 to the extent that such party fails to take or omits taking reasonable actions to mitigate any such Purchaser's Indemnified Losses upon and after becoming aware of events or circumstances that could reasonably be expected to give rise to Purchaser's Indemnified Losses for which such Purchaser Indemnitee may be entitled to indemnification under this Agreement. Without limitation of the foregoing, the Purchaser shall not (a) undertake any remedial action for which it seeks indemnification hereunder unless required by applicable Environmental Laws or a Governmental Authority with proper jurisdiction over the matter, (b) importune or incite any Governmental Authority or other third party to require, request or undertake any such investigation or remedial action, or (c) conform in any such remedial action to remedial standards materially more stringent than those least stringent applicable standards required under applicable Environmental Laws (unless required to do so by a governmental authority) to permit the same or similar industrial use of the Real Property as conducted by the Company as of the Closing Date. In no event shall a Purchaser Indemnitee be entitled to any indemnification hereunder for any Purchaser's Indemnified Losses incurred in connection with any remedial actions which are of the type referred to in clauses (i)-(iii) above, or that are otherwise inconsistent with the Baseline Environmental Assessment ("BEA"), the Due Care Plan ("DCP"), any applicable restrictive covenants or other requirements under Environmental Law including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (1976) ("RCRA") or Part 111 of the Natural Resources and Environmental Protection Act of Michigan ("NREPA"). For the elimination of doubt, the parties agree that (i) obligations required under the Consent Order as currently in effect as of the Closing Date, shall not be included as "Losses" for which Sellers shall be required to make payments hereunder or apply towards the Deductible or Cap, and (ii) neither Purchaser nor Parent shall assert as a breach of Sellers', Metal Resources', or the Company's representations and warranties hereunder, nor shall

Sellers have any liability in respect of, any non-compliance or alleged non-compliance by Purchaser, Metal Resources, or the Company after the Closing Date in connection with such non-compliance, whether or not Purchaser, Metal Resources, or the Company follow practices that the Company engaged in prior to the Closing Date.

10.    SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS.

        10.1    Survival.    If the Closing occurs, the representations, warranties and covenants contained in this Agreement and the indemnification in Section 9.1 related thereto shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties of Sellers set forth in Sections 3.14 and 3.16 and the indemnification in Section 9.1 related thereto shall continue in effect until the date which is thirty (30) days after the expiration of the statute of limitation (including any and all extensions thereof) applicable to such Tax or the assessment thereof, (b) the representations and warranties of Sellers set forth in Section 3.17 and the indemnification in Section 9.1 related thereto shall survive Closing for a period of four (4) years following the Closing Date, and (c) the representations, warranties and covenants of Sellers in Sections 3.2, 3.3, 3.4, 4.1 and 4.2 and the indemnification in Section 9.1 related thereto, shall not be time limited. The foregoing time periods (as applicable, the "Survival Period") shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the applicable Survival Period but not resolved prior to its expiration, including any material Company insurance policy; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period; and provided, further, that except for those covenants and agreements of Sellers which are to be performed prior to the Closing Date, all covenants and agreements of the parties in this Agreement shall continue for the period of performance thereof.

11.    TERMINATION.

        11.1    Termination for Certain Causes.    This Agreement may be terminated at any time prior to or on the Closing Date by Sellers, Metal Resources, the Company, Purchaser, or Parent, as the case may be, upon written notice to the other party only as follows:

          (a)   By Purchaser or Parent, if as of the date hereof or the Closing Date there is any fact or condition with respect to Sellers, Metal Resources, the Company, the Business, or the Interests which has a Material Adverse Effect on the Interests, the Company, or Business, and such fact or condition is not known to Purchaser or Parent or disclosed by Sellers, Metal Resources, or the Company in this Agreement or the Disclosure Schedules.

          (b)   By Purchaser or Parent if the terms, covenants or conditions of this Agreement to be complied with or performed by Sellers, Metal Resources, or the Company on or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived in writing by Purchaser or Parent.

          (c)   By Sellers, Metal Resources, or the Company, if the terms, covenants or conditions of this Agreement to be complied with or performed by Purchaser or Parent at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived in writing by Sellers, Metal Resources, or the Company.

          (d)   By any party, if any action, suit or proceeding shall have been instituted or threatened against any party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, the Ancillary Acquisitions, the Offering, or the consummation of the transactions contemplated herein or therein, which, in the good faith opinion of any party, makes consummation of the transactions herein or therein contemplated inadvisable (in which event, no party hereto shall have any liability to the other by reason of such termination).

          (e)   By mutual agreement of Purchaser, Parent, Metal Resources, the Company, and Sellers.

          (f)    By written notice by the Sellers' Representatives to the Purchaser or the Purchaser to the Sellers' Representatives, as the case may be, in the event the Closing has not occurred on or prior to November 20, 2007, for any reason other than delay or nonperformance of the Party seeking such termination.

          (g)   By either party pursuant to the provisions of Section 6.3.

        11.2    Effect of Termination.    In order to elect to terminate this Agreement pursuant to Section 11.1, written notice of such election must be given by the terminating party to the other party and, upon receipt of such notice by the non-terminating party, this Agreement shall terminate and have no further effect, and the transactions contemplated hereby shall be abandoned without any further action by any of the parties, except that the provisions of Sections 2.2, 2.3, 2.5, this Section 11.2, 12.1, and 12.5 shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated by a party under circumstances in which the other party or any of its Affiliates has breached any representation or warranty or failed to satisfy a covenant or condition to the obligations of such party to consummate the transactions contemplated by this Agreement (the "Defaulting Party"), the Defaulting Party shall be and remain liable for all liabilities and Losses imposed on, incurred by or asserted against the non-defaulting party, directly or indirectly, arising out of or resulting from such breach or failure.

12.    MISCELLANEOUS.

        12.1    Notices.    All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid, first class, certified or registered mail, return receipt requested, or by nationally recognized overnight courier or by facsimile transmission to the intended recipient thereof at its address, or facsimile number set out below. Any such notice, demand, or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), on the next business day if given by courier, or three (3) business days after mailing (if given or made by letter), and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped, and posted, that delivery by courier was confirmed in writing, or that receipt of a facsimile was confirmed in writing or by return facsimile by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

If to Purchaser or Parent:	Atlas Metal Acquisition Corp. One Sound Shore Drive Greenwich, CT 06830 Attn: Chief Executive Officer Facsimile No.: (203) 724-1638
With a copy to:	McDermott Will & Emery LLP 600 Thirteenth Street, N.W. Washington, DC 20005 Attn: Christopher M. Zochowski Facsimile No.: (202) 756-8087; and
McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Attn: Bernard T. Gugar Facsimile No.: (312) 984-7700

If to Sellers:	GarMark Partners, L.P. c/o GarMark Advisors L.L.C. One Landmark Square Sixth Floor Stamford, Connecticut 06901 Attn: Steve Pickhardt Facsimile No.: (203) 325-8522; and
Northwood Ventures 485 Underhill Blvd. Suite 205 Syosset, NY 11791 Attn: Henry T. Wilson Facsimile No.: (516) 364-0879
With copies to:	Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Attn: J. Wesley Dorman, Jr., Esq. Facsimile No.: (713) 238-7146.

        Any party may change the address to which notices, requests, demands, or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

        12.2    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in "portable document format" form shall have the same effect as physical delivery of the paper document bearing the original signature.

        12.3    Knowledge.    Except as provided in Section 9.4 (a), above, for purposes of this Agreement representations and warranties qualified as to the knowledge of the Sellers, Metal Resources, or the Company shall mean the actual knowledge following due inquiry of the following individuals: Russell Maier, Paul Maier, Kathleen Maier, Les Whitver, James Royce, and Ted Fairley; provided, however, that for purposes of Section 9.1(c) only, a matter shall be deemed "known" to the extent such materials have been disclosed to Purchaser or Parent prior to the Closing Date, including, without limitation, (a) those matters listed as "known condition(s)" in any Company insurance policy or endorsement thereto, (b) those matters set forth in Schedule 3.17, (c) any matters set forth in any previous Phase I examination of the Company and Real Estate, the BEA and the DCP.

        12.4    Entire Agreement.    This Agreement, together with the agreements, instruments and documents executed and delivered in connection herewith, and the Confidentiality Agreement (collectively, the "Transaction Documents") supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement and the other Transaction Documents contain the sole and entire agreement among the parties with respect to the matters covered hereby or thereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

        12.5    Assignment; Binding Effect.    Except as provided in the Preferred Stock Assignment Agreement and the Preferred Stock Purchase Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, by operation of law or otherwise, by any party without the prior express written consent of the other parties; provided that Purchaser or Parent may freely assign its rights under this Agreement to (a) any Affiliate of Purchaser or Parent, (b) any purchaser of all or substantially all of the assets of Purchaser or Parent, or (c) to any lender of Purchaser or Parent as collateral security for borrowing, at any time whether prior to or following the Closing Date, in each such case Purchaser and Parent will nonetheless remain liable for all of its obligations hereunder; provided, further, that if this Agreement or any rights hereunder are assigned by Purchaser or Parent to any person other than an Affiliate of Purchaser or Parent, then Sellers' indemnification obligations hereunder shall terminate on the first to occur of (i) the effective date of such assignment, or (ii) the expiration or termination of the survival period for such indemnification obligations set forth in Section 10.1, above. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.6    Governing Law.    The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of Law rules thereof.

        12.7    Partial Invalidity and Severability.    All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid, and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid, or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid, or unenforceable provision.

        12.8    Waiver.    Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power, or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

        12.9    Headings.    The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

        12.10    Third-Party Beneficiaries.    Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (including, without limitation, any current or former employee of the Company or Metal Resources) other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

        12.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur if any of the provisions of Section 6.4 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of Section 6.4 of this Agreement and to enforce specifically the terms and provisions therein, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

        12.12    Amendment.    Except as provided in and subject to Section 6.3, this Agreement may be amended or modified only by an instrument in writing duly executed by the parties hereto.

        12.13    Time of Performance.    Time is of the essence.

        12.14    Exclusive Jurisdiction; Waiver of Jury Trial.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court or the Delaware State Court located in Wilmington, Delaware, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding in which any such claim is made that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.    INDEX OF DEFINITIONS.    The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term	Paragraph or Section
Accountant	1.9(d)
Acquisition Proposal	6.4
Adjusted EBITDA	1.9(e)
Adjusted EBITDA Report	1.9(a)(ii)
Adjustment Date	1.4(c)
Affiliate or Affiliates	2.7(c)
Agreement	Preamble
Ancillary Acquisitions	Recitals
Audited Financial Statements	3.18(a)
Base Consideration	1.2(a)(i)
BEA	9.6
Business	Recitals
CanAmPac Acquisition	Recitals
Cap	9.4(a)(ii)
Cash Consideration	1.2(b)(i)
Closing	1.7
Closing Date	1.7
Code	1.6
Company	Preamble
Company Acquisition Date	3.17(a)
Company Indebtedness	3.22
Company Intellectual Property	3.11(a)

Company LLC Agreement	3.3
Company Membership Interests	3.3
Consent Order	3.17(c)
Continuing Employees	2.9
DCP	9.6
Deductible	9.4(a)(i)
Deemed Value	9.4(d)
Defaulting Party	11.2
Disclosure Schedules	3.1
Earnout Payment	1.9(a)(y)
EBITDA Minimum	1.9(a)(x)
Encumbrance or Encumbrances	3.3
Environmental Deductible	9.4(b)
Environmental Laws	3.17(a)
Environmental Provisions	3.5
ERISA	3.16(b)
ERISA Affiliate	3.16(c)
Estimated Closing Date Working Capital	1.4(b)
Expense Reimbursement Amount	1.3(b)(i)
Financial Statements	3.18(b)
Final Closing Date Working Capital	1.4(c)(ii)
First Earnout Amount	1.9(a)(x)
First Earnout Period	1.9(a)(i)
Forest Acquisition	Recitals
GAAP	1.4(a)
Governmental Authority	1.5
Hazardous Materials	3.17(e)
High-End Working Capital Estimate	1.4(b)
Indemnitee(s)	9.3
Indemnitor(s)	9.3
Industrial Revenue Bonds	1.4(a)(ii)
Initial Cash Purchase Price	1.3(a)(ii)
Intellectual Property	3.11(g)
Interests	Recitals
Interim Financial Statements	3.18(b)
Inventories	1.4(a)(i)
Law or Laws	3.20
Losses	9.2
Low-End Working Capital Estimate	1.4(b)
Material Adverse Effect	3.13
Material Contracts	3.12(a)(xiii)
MDEQ	3.17(c)
Member Interest Power	1.8(a)(i)
Metal LLC Agreement	1.2(c)
Metal Resources	Preamble
Multi-Employer Pension Plan	3.16(b)
NREPA	9.6
Notice of Disagreement	1.9(d)
Objection Date	1.9(d)
Offering	Recitals

Owned Real Property	3.10(b)
Pangborn Acquisition	Recitals
Parent	Preamble
Payoff Letters	7.16
Permits	3.7
Permitted Encumbrances	3.8
Permitted Restrictions	3.3
Permitted Tax Liens	3.8
Person	3.12(a)(iv)
Plan or Plans	3.16(a)
Preferred Stock Seller	1.3(c)
Prime Rate	1.4(e)(i)
Purchase Price	1.2(a)
Purchaser	Preamble
Purchaser's Indemnified Losses	9.6
Purchaser Indemnitees	9.1
RCRA	9.6
Real Property	3.10(a)
Real Property Permitted Encumbrances	3.8
Realty Use Rights	3.10(c)
Required Consents	3.6
Second Earnout Amount	1.9(a)(y)
Second Earnout Period	1.9(a)(ii)
Sellers	Preamble
Seller Expenses	2.4
Seller Indemnitees	9.2
Sellers' Representative or Sellers' Representatives	2.5
Series A Preferred Stock	1.2(b)(ii)
Statement	1.4(c)
Stock Consideration	1.2(b)(ii)
Survival Period	10.1
Systems	3.11(f)
Tax or Taxes	3.14(a)(ii)
Tax Return or Tax Returns	3.14(a)(i)
1060 Forms	2.7(f)
Transaction Documents	12.4
Union	3.15(b)
Union Contract	3.15(b)
Unsatisfied Seller Expenses	2.4(a)
WARN Act	3.15(b)
Working Capital	1.4(a)
Working Capital Adjustment	1.4(d)

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:
ATLAS METAL ACQUISITION CORP.
By:
Name:	Andrew M. Bursky
Title:	Chief Executive Officer
PARENT:
ATLAS INDUSTRIES HOLDINGS LLC
By:
Name:	Andrew M. Bursky
Title:	Chief Executive Officer
METAL RESOURCES:
METAL RESOURCES LLC
By:
Name:	Russell W. Maier
Title:	President and Chief Executive Officer

COMPANY:
MICHIGAN SEAMLESS TUBE LLC
By:
Name:	Russell W. Maier
Title:	President and Chief Executive Officer
SELLERS:
GarMark Partners, L.P.
By: GarMark Advisors L.L.C., its general partner
By:
Name:	E. Garrett Bewkes, III
Title:	Managing Principal
Northwood Ventures LLC
By:
Name:	Henry T. Wilson
Title:	Managing Director
Northwood Capital Partners LLC
By:
Name:	Henry T. Wilson
Title:	Managing Director
Henry T. Wilson

Atlas Metal Holdings LLC
By:
Name:	Andrew M. Bursky
Title:	President
Atlas Carry Holdings LLC
By:
Name:	Andrew M. Bursky
Title:	Manager
Atlas FRM LLC
By:
Name:	Andrew M. Bursky
Title:	President
Atlas Holdings Partners LLC
By:
Name:	Andrew M. Bursky
Title:	President
Mandarin Partners, LLC
By:
Name:	Russell W. Maier
Title:	Managing Partner
R & K Holdings Ltd
By:
Name:	Russell W. Maier
Title:	Manager
The Shattan Group LLC
By:
Name:	Thomas S. Shattan
Title:
David I.J. Wang

Sound Capital Partners LLC
By:
Name:	Alan Landis,
Title:	Member-Manager
Uzi Zucker
Michael Friskney
Mike Goodrich
Kiowa Estate Trust
By: Southpac Trust Limited, Trustee
By:
Name:
Title:
Larry B. Richard
Ronald C. Whitaker
John T. Cabaniss

Spousal Consent—Community Property States

        The undersigned spouse of John T. Cabaniss is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any community property interest in Membership Interests of Metal Resources LLC she or her spouse may now own. The spouse of John T. Cabaniss evidences such awareness, understanding, consent and agreement by executing this Agreement for such limited purpose.

Betty Johnson Cabaniss, Spouse

LISTING OF APPENDICES

Appendix	Description
1.4(a)	Working Capital Adjustment Calculations
1.9(a)(I)	2007 Quarterly Adjusted EBITDA Calculations

LISTING OF EXHIBITS

EXHIBIT	DESCRIPTION	SECTION
A	Member Interest Power	1.8(a)(i)
B	Certificate of Designations of Purchaser (Series A Preferred Stock)	1.2(b)
C	Preferred Stock Assignment Agreement	1.3(c)
D	Preferred Stock Purchase Agreement	1.3(d)

QuickLinks

Form of
LIMITED LIABILITY COMPANY
INTEREST PURCHASE AGREEMENT
OF
METAL RESOURCES LLC
By and Among
Michigan Seamless Tube LLC
as the Company,
The Members of
Metal Resources LLC
as Sellers,
Atlas Industries Holdings LLC
as the Parent
and
Atlas Metal Acquisition Corp.
as Purchaser
October [ ], 2007
TABLE OF CONTENTS
LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT OF METAL RESOURCES LLC
W I T N E S S E T H
Spousal Consent—Community Property States
LISTING OF APPENDICES
LISTING OF EXHIBITS